UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )
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INOVIO PHARMACEUTICALS, INC.

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INOVIO PHARMACEUTICALS, INC.
660 W. Germantown Pike, Suite 110
Plymouth Meeting, Pennsylvania 19462
To the Stockholders of Inovio Pharmaceuticals, Inc.:
Notice is hereby given that Inovio Pharmaceuticals, Inc. will be holding its Annual Meeting of Stockholders on May 14, 2020, at 9:00 a.m., local time, at the Company’s principal executive offices located at 660 W. Germantown Pike, Plymouth Meeting, Pennsylvania 19462.
You are cordially invited to attend.
The Notice of Annual Meeting of Stockholders and Proxy Statement, which describes the formal business to be conducted at the meeting, follows this letter.
After reading the Proxy Statement, please promptly mark, sign and return the enclosed proxy in the prepaid envelope (for mailing in the United States only) to assure that your shares will be represented at our Annual Meeting. Your shares cannot be voted unless you date, sign and return the enclosed proxy, attend the Annual Meeting in person or vote your shares using the automated Internet or phone system. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders are important.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope. For more information on voting and submitting your proxy by phone or via the Internet, see “Voting of Proxies” on page 2 of the accompanying Proxy Statement. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.
A copy of our 2019 Annual Report is also enclosed.
As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so via a press release and posting details on our website that will also be filed with the SEC as proxy materials. A virtual meeting will have no impact on stockholders’ ability to provide their proxy by using the Internet or telephone or by completing, signing, dating and mailing their proxy card, each as explained in this proxy statement.
The Board of Directors and management look forward to seeing you at the Annual Meeting.

Very truly yours,

J. Joseph Kim, Ph.D.
Chief Executive Officer

Dated: March 27, 2020

INOVIO PHARMACEUTICALS, INC.
660 W. Germantown Pike, Suite 110
Plymouth Meeting, Pennsylvania 19462
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 14, 2020
To the Stockholders of Inovio Pharmaceuticals, Inc.:
You are invited to attend our 2020 Annual Meeting of Stockholders, which will be held on May 14, 2020, at 9:00 a.m., local time, at 660 W. Germantown Pike, Plymouth Meeting, Pennsylvania 19462, for the following purposes:
1. To elect seven directors to hold office until our 2021 Annual Meeting of Stockholders and until their successors are elected and duly qualified. Our Board of Directors has nominated and recommends for election the following persons:

Simon X. Benito
J. Joseph Kim, Ph.D.
Ann C. Miller, M.D.
Jay P. Shepard
David B. Weiner, Ph.D.
Wendy L. Yarno
Lota S. Zoth
2. To ratify the appointment by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020.
3. To approve, on a non-binding advisory basis, the compensation of our named executive officers we describe in our accompanying Proxy Statement.
4. To transact such other business as may properly come before the meeting.
Our Board of Directors recommends a vote “for” each of the nominees and “for” proposals 2 and 3.
Holders of record of our common stock and holders of record of our Series C Cumulative Convertible Preferred Stock at the close of business on March 17, 2020, are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of our stockholders of record on March 17, 2020 will be available at our principal executive offices, during ordinary business hours, for examination by any stockholder for any purpose relating to the meeting. As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so via a press release and posting details on our website that will also be filed with the SEC as proxy materials.

By order of the Board of Directors,

J. Joseph Kim, Ph.D.
Chief Executive Officer
Dated: March 27, 2020

IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postpaid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

INOVIO PHARMACEUTICALS, INC.
660 W. Germantown Pike, Suite 110
Plymouth Meeting, Pennsylvania 19462

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of Inovio Pharmaceuticals, Inc. (the “Board”) is soliciting proxies for use at the Annual Meeting of Stockholders to be held at our principal executive offices, 660 W. Germantown Pike, Plymouth Meeting, Pennsylvania 19462 on May 14, 2020 at 9:00 a.m. local time, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement is dated March 27, 2020. We are mailing this Proxy Statement to our stockholders on or about March 31, 2020. Unless the context requires otherwise, references to “we,” “us,” “our,” “Inovio,” and “Company” refer to Inovio Pharmaceuticals, Inc.
General Information
Voting Securities. Only stockholders of record as of the close of business on March 17, 2020 will be entitled to vote at the meeting and any adjournment thereof. As of March 17, 2020, we had the following outstanding:

•	145,790,108 shares of common stock; and

•	23 shares of Series C Cumulative Convertible Preferred Stock, which are convertible into an aggregate of 8,456 shares of common stock.
You may vote in person or by proxy. On the proposals presented in this Proxy Statement, each holder of shares of our:

•	common stock is entitled to one vote for each share of stock held; and

•	Series C Preferred Stock is entitled to 368 votes for each share of Series C Preferred Stock held.
Holders of our common stock and Series C Preferred Stock vote together as a single class in connection with each of Proposal Nos. 1, 2 and 3. Our bylaws provide that one-third of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Thus, a quorum for this year’s Annual Meeting consists of 48,599,522 shares. Votes will be counted by the inspector of election appointed for the Annual Meeting.
The affirmative vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of each of the nominees for director. Under plurality voting, the seven nominees receiving the largest number of votes cast (votes “For”) will be elected. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum. Broker non-votes occur when a broker holding a customer’s securities in street name does not vote on a particular proposal because the broker has not received voting instructions from the customer on certain matters for which the broker is required to have instructions in order to vote and lacks discretionary authority to vote the shares. If you do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on Proposal No. 1.
The affirmative vote of the holders of a majority of the of the votes represented by shares present or represented by proxy and eligible to vote at the Annual Meeting is necessary for the approval of the Proposal Nos. 2 and 3 set forth in this Proxy Statement, as explained under each proposal. Abstentions will be counted as present for purposes of determining the presence of a quorum and could prevent the approval of a proposal because they do not count as affirmative votes. Broker non-votes will be counted as present for purposes of determining the presence of a quorum. If you do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on Proposal No. 3 but will be permitted to exercise discretionary authority to vote on Proposal No. 2.
Potential Virtual Meeting. As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so via a press release and will post details on our website that will also be filed with the SEC as proxy materials.
Solicitation of Proxies. We will bear the cost of soliciting proxies. In addition, we will solicit stockholders by mail, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have shares of our stock in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies. If your shares are registered in your own name, you may vote by signing and mailing a completed proxy card or by voting via the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope, and your shares will be voted at the meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR each of the Board nominees (Proposal No. 1); FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020 (Proposal No. 2); and FOR approval, on a non-binding advisory basis, of the resolution regarding compensation of our named executive officers we describe in this Proxy Statement (Proposal No. 3), and in the discretion of the proxy holders as to any other matters that may properly come before the meeting. You may revoke or change a previously delivered proxy at any time before the meeting by delivering another proxy with a later date or by sending written notice of revocation of your proxy to our Secretary at our principal executive offices for receipt before the beginning of the meeting. You may also revoke your proxy by attending the meeting and voting in person. Attendance at the meeting will not in and of itself revoke a valid proxy that was previously delivered; you must also vote in person at the meeting to do so.
If your shares are registered in the name of a bank or brokerage firm, you will receive instructions from the holder of record that must be followed in order for the record holder to vote the shares in accordance with your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions over the phone or via the Internet. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided.
Results of Annual Meeting. Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
Delivery of Proxy Materials to Households. “Householding” is a program, approved by the Securities and Exchange Commission (the "SEC"), which allows companies and intermediaries such as banks or brokers to satisfy the delivery requirements for proxy statements and annual reports by delivering only one package of stockholder proxy material to any household at which two or more stockholders reside. If you and other residents at your mailing address own shares of our common stock in street name, your broker or bank may have notified you that your household will receive only one copy of our proxy materials. Once you have received notice from your broker that they will be “householding” materials to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account. If you hold shares of our common stock in your own name as a holder of record, “householding” will not apply to your shares.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2020
Copies of this Proxy Statement and our 2019 Annual Report to Stockholders are also available online at www.inovio.com.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board currently consists of eight members. There are seven nominees for director this year: Simon X. Benito, J. Joseph Kim, Ph.D., Ann C. Miller, M.D., Jay P. Shepard, David B. Weiner, Ph.D, Wendy L. Yarno and Lota S. Zoth. Each of the nominees is currently one of our directors. Mr. Jay P. Shepard joined our Board on January 15, 2020. Morton Collins, Ph.D. retired from our Board effective January 14, 2020. Angel Cabrera, Ph.D. is a current member of the Board who was not nominated for re-election. His service will conclude effective as of the conclusion of the 2020 Annual Meeting of Stockholders. Therefore, effective upon the election of directors at our 2020 Annual Meeting of Stockholders, our Board has set the number of directors at seven.
If elected, the nominees will serve as directors until our Annual Meeting of Stockholders in 2021 and until their successors are elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, the proxies may be voted for such substitute nominee as the proxy holders may designate.
Information Regarding Directors
The information set forth below as to the nominees for director has been furnished to us by the nominees.
Nominees for Election to Our Board

Name	Age	Present Position with the Company
Simon X. Benito	75	Chairman of the Board of Directors
J. Joseph Kim, Ph.D.	51	President, Chief Executive Officer and Director
Ann C. Miller, M.D.	63	Director
Jay P. Shepard	61	Director
David B. Weiner, Ph.D.	64	Director
Wendy L. Yarno	65	Director
Lota S. Zoth	60	Director
Simon X. Benito has served on our Board since December 2003 and qualifies to serve on our Board as he brings to our Board formal accounting and financial training and expertise, significant public company board experience, senior management experience in the health care industry, and important industry contacts. Prior to his retirement, Mr. Benito had a successful and extensive career serving several multinational corporations in senior executive positions, including 25 years at Merck & Company, Inc. His most recent positions included Senior Vice President, Merck Vaccine Division; Executive Vice President, Merck-Medco Managed Care; and Executive Director and Vice President, Merck Human Health, Japan. In addition, Mr. Benito was a Fellow of the Institute of Chartered Accountants in England and Wales for over 30 years until his retirement in 1999. Since April 2005, Mr. Benito has served as a director of DURECT Corporation, a publicly traded specialty pharmaceutical company.
J. Joseph Kim, Ph.D. has served as our President and Chief Executive Officer and as a director since 2009. Dr. Kim qualifies to serve on our Board given his broad scientific and industry experience and his experience as our Chief Executive Officer. He was co-founder of our subsidiary VGX Pharmaceuticals, Inc. ("VGX"), and also served as its President and Chief Executive Officer and a director from 2000 until its merger with us in 2009. He previously worked at Merck & Company, Inc. developing vaccines. An immunologist by training, Dr. Kim holds an undergraduate degree from the Massachusetts Institute of Technology ("MIT"), a Ph.D. in biochemical engineering from the University of Pennsylvania, and an MBA from The Wharton School at the University of Pennsylvania. He has published more than 100 scientific papers, holds numerous patents, and sits on editorial boards and scientific review panels. He also serves on the board of the International Vaccine Institute and the Council of Korean Americans. The World Economic Forum selected Dr. Kim as a member of its Global Agenda Council and named him a Technology Pioneer as well as one of its Young Global Leaders. MIT’s Technology Review magazine called him "one of the world’s top innovators." Dr. Kim is a Fellow of the inaugural class of the Health Innovators Fellowship and a member of the Aspen Global Leadership Network where he is working with a team to develop a vision of tomorrow’s healthcare system.
Ann C. Miller, M.D. joined our Board in March 2019 and brings to the Board her years of commercial experience in the biopharmaceutical industry and her clinical training. Dr. Miller worked at Sanofi S.A. from 2012 until her retirement in September 2018, serving as Vice President of Marketing and Vice President of Global Marketing, Oncology Division. From 2009 to 2011, Dr. Miller served as Senior Vice President at Eisai Co., Ltd. leading the Primary Care and Specialty Business unit and then Pharmaceutical Services. Dr. Miller previously served in management roles in global and U.S. marketing at Amgen, Inc. for five years and in positions of increasing responsibility at Merck & Co., Inc. over 16 years.  Dr. Miller has served on the board of directors of the publicly traded company Puma Biotechnology, Inc. since November 2019. Dr. Miller received an M.D. from the Duke University School of Medicine and a B.A. in chemistry, summa cum laude, from Duke University.
Jay P. Shepard joined our Board in January 2020 and qualifies to serve on our Board as a result of his years of healthcare and financial experience. Mr. Shepard was President and Chief Executive Officer of Aravive, Inc. (formerly Versartis, Inc.) from May 2015 to January 2020 and has served as a member of its board of directors since 2013 and as its Chairman since January 2020. From 2012 until May 2015, Mr. Shepard was an Executive Partner at Sofinnova Ventures, a venture capital firm focused on the healthcare industry, which he joined as an Executive in Residence in 2008. From 2010 to 2012, Mr. Shepard served as President and Chief Executive Officer and was a member of the board of directors of NextWave Pharmaceuticals, Inc., a specialty pharmaceutical company developing and commercializing unique pediatric products utilizing proprietary drug delivery technology that was acquired by Pfizer, Inc. From 2005 to 2007, Mr. Shepard served as President and Chief Executive Officer and a member of the board of directors of Ilypsa, Inc., a biopharmaceutical company pioneering novel non-absorbed polymeric drugs for renal and metabolic disorders that was acquired by Amgen Inc. Mr. Shepard currently serves on the board of directors of Esperion Therapeutics, Inc., a publicly traded pharmaceutical company, and of the Christopher & Dana Reeve Foundation. Within the past five years, Mr. Shepard also served on the boards of directors of the public companies Marinus Pharmaceuticals, Inc. and Durect Corporation. Mr. Shepard holds a B.S. in Business Administration from the University of Arizona.
David B. Weiner, Ph.D. joined our Board in March 2016 and qualifies to serve on our Board as he is a recognized leader in immunology as well as in gene vaccines and therapy. Since 2016, Dr. Weiner has served as Executive Vice President and Director of the Vaccine Center at The Wistar Institute, the nation’s first independent biomedical research institute, which is also an NCI-designated Cancer Center and an international leader in cancer, immunology and infectious disease research. Dr. Weiner is also the W. W. Smith Charitable Trust Professor of Cancer Research at The Wistar Institute. Previously, Dr. Weiner was Professor of Pathology & Laboratory Medicine at the University of Pennsylvania and Chair of the Gene Therapy and Vaccine Program at the University’s Perelman School of Medicine. He has more than 350 peer-reviewed publications in scientific journals, including mainstream scientific journals such as Scientific American, and has been designated by the Institute for Scientific Information as one of the top-cited scientists in the world. An inventor and holder of more than 100 issued and pending U.S. patents, Dr. Weiner has received numerous honors including election as a fellow to the American Association for the Advancement of Science in 2011 and the International Society for Vaccines in 2012. He was the recipient of the NIH Director’s Transformative Research Award and received the Vaccine Industry Excellence Award for Best Academic Research Team in 2015 at the World Vaccine Congress. Dr. Weiner was honored with the prestigious Hilleman Lectureship in 2015 at the Children’s Hospital of Philadelphia Grand Rounds session and received a Stone Family Award from Abramson Cancer Center for his groundbreaking work on DNA vaccines for cancer immune therapy. Dr. Weiner holds a Ph.D. in developmental biology from the University of Cincinnati College of Medicine, an M.S. in biology from the University of Cincinnati and a B.S. in biology from SUNY at Stony Brook in Stony Brook, New York.
Wendy L. Yarno joined our Board in December 2017 and qualifies to serve on our Board as a result of her years of experience in the pharmaceutical industry. Ms. Yarno retired in September 2008 from Merck & Company, Inc. following a 26-year career in commercial and human resource positions of increasing seniority, most recently as Chief Marketing Officer before she retired. Ms. Yarno also spent part of her career at Johnson & Johnson, Inc. in commercial positions. Ms. Yarno currently serves on the boards of directors of the publicly traded companies Global Blood Therapeutics, Inc., MyoKardia, Inc. and Ideaya Biosciences, Inc. Within the last five years, Ms. Yarno served on the board of directors of Alder Biopharmaceuticals, Inc., Aratana Therapeutics, Inc., Medivation, Inc. and St. Jude Medical, Inc. Ms. Yarno holds a B.S. in Business Administration from Portland State University and an M.B.A. from Temple University.
Lota S. Zoth joined our Board in January 2019 and qualifies to serve on our Board as a result of her years of experience in senior financial roles in a variety of commercial-stage companies over a 35-year career. She currently serves as the chairman of the board of directors of the publicly held biopharmaceutical company Zymeworks, Inc. and also serves on the board of directors of the publicly held biopharmaceutical company Lumos Pharma, Inc. (formerly NewLink Genetics Corporation). Within the last five years, she also served on the boards of directors of the public companies Spark Therapeutics, Inc. and Orexigen Therapeutics, Inc. (which was granted relief under Chapter 11 of the U.S. Bankruptcy Code in 2019). Prior to her board service, she served in senior financial roles in a variety of commercial-stage companies, including serving as MedImmune Inc.’s corporate controller from 2002 to 2004 and its chief financial officer from 2004 until its acquisition by AstraZeneca in 2007. Prior to joining MedImmune in 2002, Ms. Zoth served in financial executive roles at PSINet Inc., Sodexho Marriott Services, Inc., Marriott International and PepsiCo, Inc. Ms. Zoth also served as an auditor at Ernst & Young, LLP and is a Certified Public Accountant. Ms. Zoth holds a B.B.A. in accounting from Texas Tech University.

Attendance at Board Meetings and Committee Meetings
During the year ended December 31, 2019, our Board met ten times, the Audit Committee met seven times, the Nomination and Corporate Governance Committee met five times and the Compensation Committee met nine times. Each director attended at least 75% of the aggregate number of meetings held by (i) our Board and (ii) those committees of our Board on which he or she served during the director’s tenure on the board or such committees.
Committees of Our Board
Under our Corporate Governance Guidelines, we expect our directors to attend our Annual Meeting of Stockholders. All of our directors attended our 2019 Annual Meeting of Stockholders.
Audit Committee
The functions of the Audit Committee include retaining our independent registered public accounting firm, reviewing its independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our independent registered public accounting firm, overseeing its audit work, reviewing and pre-approving any non-audit services that may be performed by it, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The Audit Committee acts pursuant to a written charter that is available on our website at: http://media.corporate-ir.net/media_files/irol/10/105128/corpGov/AuditCommittee.pdf
The members of the Audit Committee currently are Lota S. Zoth (Chair), Simon X. Benito and Ann C. Miller. Morton Collins served on the Audit Committee until his retirement on January 14, 2020. Each member of the Audit Committee is independent under the Nasdaq listing standards. The Board has determined that Ms. Zoth and Mr. Benito are “audit committee financial experts” as defined under SEC regulations.
Compensation Committee
The Compensation Committee reviews and approves the compensation and benefits of our executive officers, including the Chief Executive Officer and directors, oversees the administration of our stock option and employee benefits plans, and reviews general policy relating to compensation and benefits. The Compensation Committee may from time to time delegate duties or responsibilities to subcommittees or to one member of the Compensation Committee. The Compensation Committee acts pursuant to a written charter that is available on our website at: http://s22.q4cdn.com/435600945/files/doc_downloads/committee_composition/Inovio-Amended-and-Restated-Compensation-Committee-Charter-November-2014_v001_j17o9d.pdf
The members of the Compensation Committee currently are Wendy L. Yarno (Chair), Angel Cabrera, Ann C. Miller and Lota S. Zoth. Each member of the Compensation Committee is independent under the Nasdaq listing standards.
During 2016, the Compensation Committee first engaged Radford, an independent compensation consultant, to provide information on compensation trends and practices and to assist them in evaluating our executive compensation policy and programs. Radford was again engaged to provide compensation consulting services for the 2017, 2018 and 2019 fiscal years. This analysis was used to determine appropriate levels of compensation for our executive officers and make recommendations regarding the amount and form of our executive and non-employee director compensation. The work of Radford did not raise any conflict of interest.
Nomination and Corporate Governance Committee
The Nomination and Corporate Governance Committee identifies prospective candidates to serve on our Board, recommends nominees for election to our Board, develops and recommends Board member selection criteria, considers committee member qualification, recommends corporate governance principles to our Board, and provides oversight in the evaluation of our Board and each committee. The Nomination and Corporate Governance Committee acts pursuant to a written charter on our website at: http://s22.q4cdn.com/435600945/files/doc_downloads/committee_composition/Inovio-Amended-and-Restated-Charter-of-the-Nomination-and-Corporate-Governance-Committee-November_v001_e50253.pdf
The members of the Nomination and Corporate Governance Committee currently are Angel Cabrera (Chair), Simon X. Benito and Wendy L. Yarno. Each member of the Nomination and Corporate Governance Committee is independent under the Nasdaq listing standards.
Finance Committee
We have also formed a Finance Committee to provide advice to the Board and management regarding our financing strategy and other finance-related matters. This is an informal advisory committee that meets on an ad hoc basis and does not have a formal charter. The members of the Finance Committee are currently Simon X. Benito (Chair), J. Joseph Kim, Jay P. Shepard and Lota S. Zoth. Morton Collins served on the Finance Committee until his retirement on January 14, 2020.
Director Nominations

The Nomination and Corporate Governance Committee evaluates and recommends to our Board director nominees for each election of directors. As stated in our Corporate Governance Guidelines, our Board believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. The Board intends to consider factors such as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Board retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Board considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. The Nomination and Corporate Governance Committee and our Board believe that a diverse board leads to improved company performance by encouraging new ideas, expanding the knowledge base available to management and fostering a boardroom culture that promotes innovation and vigorous deliberation.
The Nomination and Corporate Governance Committee believes that the continuing service of qualified incumbent directors promotes stability and continuity in the board room, while giving us the benefit of familiarity and insight into our affairs that directors have accumulated during their tenure, and therefore generally re-nominates incumbent directors who continue to satisfy the Committee’s criteria for membership on our Board.
In the case of incumbent directors whose terms of office are set to expire, the Board reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Board also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.
The Nomination and Corporate Governance Committee’s goal is to assemble a board that brings to us a variety of perspectives and skills, and sound business understanding and judgment, derived from high quality business, professional, governmental, community, scientific or educational experience. In doing so, the Nomination and Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.
Other than the foregoing factors, there are no stated minimum criteria for director nominees. However, the Nomination and Corporate Governance Committee may also consider such other factors as it may deem are in our best interests and the interests of our stockholders. The Nomination and Corporate Governance Committee does, however, recognize that under applicable regulatory requirements at least one member of our Board must meet the criteria for an “audit committee financial expert” as defined by SEC rules. The Nomination and Corporate Governance Committee also believes it appropriate for our Chief Executive Officer to participate as a member of our Board.
All directors and director nominees are required to submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nomination and Corporate Governance Committee.
The Nomination and Corporate Governance Committee identifies nominees by first evaluating the current members of our Board who are willing to continue in service. Each year the Nomination and Corporate Governance Committee undertakes a board assessment process, which gathers data on the functioning of the Board and its committees and evaluates each member of the Board with respect to a number of attributes. The Committee considers for re-nomination current members of our Board with skills and experience that are relevant to our business balancing the value of continuity of service by existing members of our Board with that of obtaining a new perspective. If any member of our Board does not wish to continue in service, the Nomination and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nomination and Corporate Governance Committee and our Board will be consulted for suggestions as to individuals meeting the criteria of the Nomination and Corporate Governance Committee. Research may also be performed to identify qualified individuals. If the Nomination and Corporate Governance Committee believes that our Board requires additional candidates for nomination, the Nomination and Corporate Governance Committee may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third party search firm to assist in identifying qualified candidates. Dr. Miller and Mr. Shepard were recommended by a third-party search firm retained by the Nomination and Corporate Governance Committee prior to their nomination and election as directors.
The Nomination and Corporate Governance Committee will consider nominees recommended by stockholders. Our bylaws provide that nominations shall be made pursuant to timely notice in writing to our corporate secretary. To be timely, in the case of a stockholder seeking to have a nomination included in our proxy statement, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 120 days or more than 180 days prior to the first anniversary of the date on which we first mailed our proxy materials (or, in the absence of proxy materials, our notice of meeting) for the previous year’s annual meeting of stockholders. However, if we did not hold an annual meeting the previous year, or if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, then notice by the stockholder to be timely must be delivered to our corporate secretary at our principal executive offices not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 15th day following the day on which public announcement of the date of such meeting is first made. If the stockholder is not seeking inclusion of the nomination in our proxy statement, timely notice consists of a stockholder’s notice delivered to or mailed and received at our principal executive offices not less than 90 days prior to the date of the annual meeting.
The stockholder’s notice relating to director nomination(s) shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of our capital stock which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, or the Exchange Act; (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder, and (ii) the class and number of shares of our capital stock that are beneficially owned by the stockholder; (c) as to the stockholder giving the notice and any Stockholder Associated Person, as described below, to the extent not set forth pursuant to the immediately preceding clause, whether and the extent to which any Relevant Hedge Transaction, as described below, has been entered into, and (d) as to the stockholder giving the notice and any Stockholder Associated Person, (1) whether and the extent to which any Derivative Instrument is directly or indirectly beneficially owned, (2) any rights to dividends on our shares owned beneficially by such stockholder that are separated or separable from the underlying shares, (3) any proportionate interest in our shares or Derivative Instruments, as described below, held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (4) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of our shares or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household, which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date. We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director.
For purposes of our bylaws:

•
A “Stockholder Associated Person” of any stockholder means (i) any person controlling or controlled by, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of our stock owned of record or beneficially by such stockholder and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person;

•
A “Relevant Hedge Transaction” is any hedging or other transaction or series of transactions, or any other agreement, arrangement or understanding (including, but not limited to, any short position or any borrowing or lending of shares of stock), the effect or intent of which is to mitigate loss or increase profit to or manage the risk or benefit of stock price changes for, or to increase or decrease the voting power of, a stockholder with respect to any share of our stock; and

•
“Derivative Instrument” means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of our shares, whether or not such instrument or right shall be subject to settlement in the underlying class or series of our capital stock or otherwise, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of our shares.

Corporate Governance Guidelines, Code of Business Conduct and Ethics and Committee Charters
Our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and the charters of the committees of our Board are available on our website, www.inovio.com.
Communications Policy
Our Board has procedures in place designed to ensure effective communication among us, our stockholders, prospective investors and the public, including the dissemination of information on a regular and timely basis. Stockholders who want to communicate with our Board or any individual director can write to our Secretary at the following address: 660 W. Germantown Pike, Suite 110, Plymouth Meeting, Pennsylvania 19462. Your letter should indicate that you are one of our stockholders. Depending on the subject matter, management will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example, where it is a request for information about us or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
Board Leadership Structure
Our Board currently separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. Our Chief Executive Officer is responsible for setting our strategic direction and our day-to-day leadership and performance, while the Chairman of the Board provides guidance to the Chief Executive Officer, works with the Chief Executive Officer in setting the agenda for Board meetings and presides over meetings of the full Board. However, our Board believes it should be able to freely select the Chairman of the Board based on criteria that it deems to be in our best interests and the interests of our stockholders, and therefore one person may, in the future, serve as both our Chief Executive Officer and Chairman of the Board.
The functions of our Board are carried out by the full Board and, when delegated, by the Board committees. Each director participates in our major strategic and policy decisions.
Board Role in Risk Management
The risk oversight function of our Board is carried out by both the Board and the Audit Committee. Management prepares and presents an annual business plan to the Board, which identifies risks associated with our operations and is reviewed quarterly by the Board. As provided in its charter, the Audit Committee meets periodically with management to discuss major financial and operating risk exposures and the steps, guidelines and policies taken or implemented related to risk assessment and risk management. Matters of strategic risk are considered by our Board. Each quarter management reports to the Audit Committee on legal, finance, accounting and tax matters. Our Board is provided with reports on legal matters at least quarterly and on other matters related to risk oversight on an as needed basis.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees, including the principal executive officer, principal financial and accounting officer and controller. The purpose of the Code is to promote honest and ethical conduct. The Code of Business Conduct and Ethics and is available on our website and is also available in print, without charge, upon written request to our corporate secretary at 660 W. Germantown Pike, Suite 110, Plymouth Meeting, Pennsylvania 19462. Any amendments to or waivers of the Code will be promptly posted on our website at www.inovio.com or in a report on Form 8-K, as required by applicable laws.
Board Member Independence
Our Board has determined that, except for Drs. Kim and Weiner, all of the nominees for election to our Board listed above are, and all other individuals who served as members of our Board in 2019 were, “independent” as independence is defined in the Nasdaq qualification standards. Dr. Kim was not considered independent because he is a current employee and Dr. Weiner was not considered independent because he currently serves as Chairman of the Scientific Advisory Board.
Our Board unanimously recommends that you vote “FOR” each nominee listed above. The proxy holders will vote your proxy in that manner unless you specify otherwise on the accompanying proxy card.

Report of the Audit Committee
The Audit Committee oversees our financial reporting process on behalf of our Board. Management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements in our annual report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
The Audit Committee reviewed with Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of these audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by the applicable standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"), the rules of the Securities and Exchange Commission ("SEC") and other applicable regulations. In addition, the Audit Committee has discussed with Ernst & Young LLP their independence from management and the Company, has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has considered the compatibility of non-audit services with Ernst and Young’s independence.
The Audit Committee met with Ernst & Young LLP to discuss the overall scope of their audit services, the results of the audit and reviews, its evaluation of our internal controls, including internal control over financial reporting, and the overall quality of our financial reporting. Ernst & Young LLP, as our independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on our reporting. The meetings with Ernst & Young LLP were held with and without management present. The Audit Committee is not employed by us, nor does it provide any expert assurance or professional certification regarding our consolidated financial statements. The Audit Committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and our independent registered public accounting firm.
Based on the reviews and discussions referred to above, the Audit Committee has recommended to our Board, and the Board has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in our annual report on Form 10-K for the year ended December 31, 2019, filed by the Company with the SEC. The Audit Committee and the Board also have recommended the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020.
This Audit Committee Report is not soliciting material, is not deemed to be filed with the SEC, and is not incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made by us before or after the date hereof, regardless of any general incorporation language in any such filing, except to the extent we specifically incorporate this material by reference into any such filing.
The foregoing report has been furnished by the Audit Committee.

Lota S. Zoth (Chair)
Simon X. Benito
Ann C. Miller
Compensation of Directors
Non-Employee Director Compensation Program
The Board of Directors has approved cash compensation to be paid by the Company to its non-employee directors in the form of annual retainer payments.
The annual payment to non-employee directors is $45,000 and to the non-employee chairman of the Board is $75,000. Additionally, the chairperson of each of the Audit Committee, the Compensation Committee and the Nomination and Corporate Governance Committee each receive $20,000, $15,000 and $10,000 annually, respectively, and members of the Audit Committee, the Compensation Committee, the Nomination and Corporate Governance Committee and the Finance Committee (not including chairpersons) receive $10,000, $7,000, $5,000 and $5,000 annually, respectively.
Upon their election or appointment to our Board, each of our non-employee directors is granted equity awards equivalent to stock options exercisable for 40,000 shares of our common stock, at the then fair market value pursuant to the terms of our 2016 Omnibus Incentive Plan, as amended, to be allocated as non-qualified stock options or restricted stock units ("RSUs") at a ratio determined from time to time by our Board or its Compensation Committee, which the Compensation Committee has currently set at 1.56 stock options to 1 restricted stock unit. In addition, each non-employee director is automatically granted equity awards equivalent to a stock option to purchase up to 25,000 shares of our common stock if he or she remains on our Board on the date of each annual meeting of stockholders. Such awards will be allocated as non-qualified stock options and RSUs at a ratio determined from time to time by our Board or its Compensation Committee, which the Compensation Committee has currently set at 1.56 stock options to 1 restricted stock unit.
2019 Non-Employee Director Option and Restricted Stock Unit Grants
During the year ended December 31, 2019, we granted 10-year options to purchase a total of 127,500 shares of our common stock to our non-employee directors. Mr. Benito, Dr. Cabrera, Dr. Collins, Dr. Miller, Dr. Weiner, Ms. Yarno and Ms. Zoth all received options to purchase 12,500 shares each, exercisable at $3.90 per share. Upon joining the Board, Dr. Miller and Ms. Zoth were also each granted options to purchase 20,000 shares of our common stock exercisable at $3.72 and $4.28 per share, respectively, in accordance with our non-employee director compensation policy. Upon joining the Board in January 2020, Mr. Shepard was granted options to purchase 20,000 shares of our common stock exercisable at $3.35 per share in accordance with our non-employee director compensation policy.
During the year ended December 31, 2019, we granted a total of 81,182 RSUs to our non-employee directors. Mr. Benito, Dr. Cabrera, Dr. Collins, Dr. Miller, Dr. Weiner, Ms. Yarno and Ms. Zoth each received 8,013 RSUs, respectively. Upon joining the Board, Dr. Miller and Ms. Zoth were also each granted 12,821 and 12,270 RSUs, respectively, in accordance with our non-employee director compensation policy. Upon joining the Board in January 2020, Mr. Shepard was granted 12,821 RSUs in accordance with our non-employee director compensation policy.
For his services as Chairman of the Company's Scientific Advisory Board, in March 2019 Dr. Weiner was also granted options to purchase 60,000 shares of our common stock exercisable at $3.34 per share, and 35,000 RSUs.
Director Compensation Table
The following table sets forth certain information with respect to non-employee director compensation during 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Simon X. Benito (3)	100,000	31,251	31,312	162,563
Dr. Angel Cabrera (4)	62,000	31,251	31,312	124,563
Dr. Morton Collins (5)	60,000	31,251	31,312	122,563
Dr. Ann C. Miller (6)	42,250	78,945	79,247	200,442
Dr. David B. Weiner (7)	45,000	148,151	204,443	397,594
Wendy L. Yarno (8)	65,000	31,251	31,312	127,563
Lota S. Zoth (9)	72,000	83,766	86,659	242,425

(1)
Represents the grant date fair value of RSU awards computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. See Note 12 “Stockholders' Equity”, to our audited consolidated financial statements for the year ended December 31, 2019, included in our Annual Report on Form 10-K, for the assumptions made in determining stock compensation values.

(2)
Represents the grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718. See Note 12 “Stockholders' Equity”, to our audited consolidated financial statements for the year ended December 31, 2019, included in our Annual Report on Form 10-K, for the assumptions made in determining stock compensation values.

(3)	At December 31, 2019, Mr. Benito held options to purchase 102,500 shares of our common stock and 8,013 unvested RSUs.

(4)	At December 31, 2019, Dr. Cabrera held options to purchase 93,750 shares of our common stock and 8,013 unvested RSUs.

(5)	At December 31, 2019, Dr. Collins held options to purchase 102,500 shares of our common stock and 8,013 unvested RSUs. Dr. Collins retired from our Board on January 14, 2020.

(6)	At December 31, 2019, Dr. Miller held options to purchase 32,500 shares of our common stock and 20,834 unvested RSUs.

(7)
At December 31, 2019, Dr. Weiner held options to purchase 459,750 shares of our common stock and 78,012 unvested RSUs. The equity award compensation also includes the awards Dr. Weiner received for services as Chairman of our Scientific Advisory Board.

(8)	At December 31, 2019, Ms. Yarno held options to purchase 45,000 shares of our common stock and 12,103 unvested RSUs.

(9)	At December 31, 2019, Ms. Zoth held options to purchase 32,500 shares of our common stock and 20,283 unvested RSUs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of March 17, 2020 with respect to the beneficial ownership of our common stock by (i) each person known to us to be the beneficial owners of more than 5% of our common stock, (ii) each of our directors and nominees for director, (iii) each of our named executive officers and (iv) all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a stockholder and the percentage of ownership of that stockholder, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that stockholder that are convertible or exercisable, as the case may be, within 60 days of March 17, 2020 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Each stockholder’s percentage of ownership in the following table is based upon shares of common stock outstanding as of March 17, 2020.

Beneficial Owner of Shares of Common Stock(1)(2)	Number of Shares of Common Stock Beneficially Owned	Percent of Total Shares of Common Stock
5% Stockholders:
Blackrock, Inc. (3)	7,634,600	5.2%
Wasatch Advisors, Inc. (4)	7,482,827	5.1%

Directors and Named Executive Officers:
J. Joseph Kim (5)	2,992,074	2.0%
Simon X. Benito (6)	154,150	*
Angel Cabrera (7)	169,352	*
Ann C. Miller (8)	34,787	*
Jay P. Shepard (9)	5,000	*
David B. Weiner (10)	1,259,373	*
Wendy L. Yarno (11)	64,363	*
Lota S. Zoth (12)	34,603	*
Peter D. Kies (13)	726,415	*
Laurent M. Humeau (14)	301,125	*
Jacqueline E. Shea (15)	116,667	*
Mark L. Bagarazzi (16)	53,243	*
All current executive officers and directors as a group (11 persons) (17)	5,857,909	4.0%

*	Less than 1%

(1)
This table is based upon information supplied by officers, directors and principal stockholders. Except as shown otherwise in the table, the address of each stockholder listed is in care of our principal executive offices at 660 W. Germantown Pike, Suite 110, Plymouth Meeting, Pennsylvania 19462.

(2)
Except as otherwise indicated in the footnotes of this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or dispositive power with respect to securities. Applicable percentages are based on 145,790,108 shares of common stock outstanding on March 17, 2020, adjusted as required by rules promulgated by the SEC.

(3)	This information has been obtained from a Schedule 13G/A filed on February 5, 2020 by BlackRock Inc. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)
This information has been obtained from a Schedule 13G/A filed on February 10, 2020 by Wasatch Advisors, Inc. The principal business address of Wasatch Advisors, Inc. is 505 Wakara Way, Salt Lake City, UT 84108.

(5)
Includes 780,388 shares of common stock issuable pursuant to options exercisable within 60 days of March 17, 2020. Also includes (a) 816,527 shares held by a family limited partnership over which Dr. Kim holds voting and dispositive power, (b) 5,975 shares held by Dr. Kim’s spouse and (c) 100,871 shares held by Dr. Kim’s children.

(6)	Includes 102,500 shares of common stock issuable pursuant to options exercisable and 8,013 shares of common stock underlying RSUs which will vest within 60 days of March 17, 2020.

(7)	Includes 93,750 shares of common stock issuable pursuant to options exercisable and 8,013 shares of common stock underlying RSUs which will vest within 60 days of March 17, 2020.

(8)	Consists of 22,500 shares of common stock issuable pursuant to options exercisable and 12,287 shares of common stock underlying RSUs which will vest within 60 days of March 17, 2020.

(9)	Consists of 5,000 shares of common stock issuable pursuant to options exercisable within 60 days of March 17, 2020.

(10)	Includes 429,750 shares of common stock issuable pursuant to options exercisable and 8,013 shares of common stock underlying RSUs which will vest within 60 days of March 17, 2020.

(11)	Includes 40,000 shares of common stock issuable pursuant to options exercisable and 8,013 shares of common stock underlying RSUs which will vest within 60 days of March 17, 2020.

(12)	Includes 22,500 shares of common stock issuable pursuant to options exercisable and 8,013 shares of common stock underlying RSUs which will vest within 60 days of March 17, 2020.

(13)	Includes 567,625 shares of common stock issuable pursuant to options exercisable within 60 days of March 17, 2020. Also includes 4,500 shares held by Mr. Kies’s spouse.

(14)	Includes 218,225 shares of common stock issuable pursuant to options exercisable within 60 days of March 17, 2020.

(15)	Consists of 100,000 shares of common stock issuable pursuant to options exercisable and 16,667 shares of common stock underlying RSUs which will vest within 60 days of March 17, 2020.

(16)	Includes 18,895 shares of common stock issuable pursuant to immediately exercisable options.

(17)	Includes 2,382,238 shares of common stock issuable pursuant to options exercisable and 69,019 shares of common stock underlying RSUs which will vest within 60 days of March 17, 2020.

EXECUTIVE OFFICERS AND OTHER INFORMATION
Our Executive Officers
The following table sets forth information as to persons currently serving as our executive officers, including their ages as of March 27, 2020:

Name	Age	Position
J. Joseph Kim, Ph.D.	51	President, Chief Executive Officer and Director
Peter D. Kies	56	Chief Financial Officer
Laurent M. Humeau, Ph.D.	53	Chief Scientific Officer
Jacqueline E. Shea, Ph.D.	54	Chief Operating Officer
For biographical information regarding Dr. Kim, see “Proposal 1—Election of Directors.”
Peter D. Kies—Chief Financial Officer. Mr. Kies has been employed as our Chief Financial Officer since 2002. From 1996 until joining us, he served as Chief Financial Officer for Newgen Results Corporation, and prior to that served as Controller for Cytel Corporation and as an auditor for Ernst & Young LLP. Mr. Kies holds a B.S. in Business Administration from United States International University in San Diego, California.
Laurent M. Humeau, Ph.D.—Chief Scientific Officer. Dr. Humeau has served as our Chief Scientific Officer since March 2019, having previously served as our Vice President and then Senior Vice President of Research and Development beginning in January 2014. Prior to joining us, Dr. Humeau was Senior Director of Translational Research, Human Therapeutics Division for Intrexon Corporation and previously served in a variety of roles, including Chief Scientific Officer and Vice President of Research and Development, at VIRxSYS Corporation. Dr. Humeau holds a Ph.D., summa cum laude, from Denis Diderot University (Paris 7) and a M.S. degree in Biology from Pierre & Marie Curie University (Paris 6).
Jacqueline E. Shea, Ph.D.—Chief Operating Officer. Dr. Shea has served as our Chief Operating Officer since March 2019. Prior to joining us, Dr. Shea served as chief executive officer of Aeras, a nonprofit organization developing tuberculosis vaccines, from August 2015 to December 2018, and as its chief operating officer from April 2014 to August 2015. Dr. Shea previously served as Vice President of Business Development, Europe for Emergent BioSolutions Inc. from May 2013 to March 2014, having previously served as Senior Director of Business Development for Emergent BioSolutions from 2005 to

2008. She was general manager of The Oxford-Emergent Tuberculosis Consortium, a global health joint venture formed between Oxford University and Emergent BioSolutions, from 2008 to 2013. She started her career as a post-doctoral researcher at Imperial College, London. Dr. Shea holds a Ph.D. from the National Institute for Medical Research and a B.S. in applied biology from University of Bath.
Family Relationships
No family relationships exist between any of our directors or executive officers.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
We are a biotechnology company focused on rapidly bringing to market precisely designed DNA medicines to treat, cure, and protect people from diseases associated with human papillomavirus ("HPV"), cancer, and infectious diseases. The success of development companies is significantly influenced by the quality and motivation of their work force. Our compensation programs are straightforward and do not materially change from year to year. The core principle of our compensation for executive officers continues to be a strong pay-for-performance structure that ties a significant portion of each executive officer’s compensation to corporate performance. We seek to provide a competitive total compensation opportunity for our executive management team through a combination of base salary, cash incentive bonuses, long-term equity incentive compensation and benefit programs. Our pay-for-performance structure drives the amount of pay that is actually realized.
This Compensation Discussion and Analysis describes our compensation objectives, our executive compensation process and our policies and actions with respect to each compensation element. We describe the rationale for compensation decisions made in 2019 with respect to the following named executive officers ("NEOs") for the fiscal year ended December 31, 2019:

Name	Position
J. Joseph Kim, Ph.D.	President, Chief Executive Officer and Director
Peter D. Kies	Chief Financial Officer
Laurent M. Humeau, Ph.D.	Chief Scientific Officer
Jacqueline E. Shea, Ph.D.	Chief Operating Officer
Mark L. Bagarazzi (1)	Former Chief Medical Officer
(1) Dr. Bagarazzi separated from service effective April 5, 2019.
No other persons were serving as executive officers of our company as of December 31, 2019.
2019 Highlights
Key 2019 Company highlights included:

•	Completed enrollment of the REVEAL 1 (cervical dysplasia) Phase 3 trial for lead product candidate VGX-3100;

•	Commenced enrollment of the REVEAL 2 (confirmatory study) Phase 3 trial for VGX-3100;

•	Completed enrollment of the VIN and AIN (vulvar and anal dysplasia) Phase 2 trials for VGX-3100;

•
Completed enrollment and reported preliminary efficacy data of the Phase 1 trial for product candidate INO-5401 + cemiplimab in glioblastoma patients three months ahead of schedule and presented positive six-month progression free survival data at SITC conference in November;

•	Advanced the recurrent respiratory papillomatosis (RRP) program, including completing all Investigational New Drug application (IND)-enabling activities during 2019;

•
Advanced clinical development of product candidate MEDI0457 for head and neck cancer and other HPV-related cancers, including initiating the Phase 2 portion of a trial being conducted by AstraZeneca in a third major indication, thereby triggering a $2.0 milestone payment;

•	Advanced infectious disease vaccine programs for Lassa fever, MERS and Zika virus;

•	Published over 20 peer-reviewed publications and filed multiple patents; and

•	Raised additional funding through a combination of corporate licensing and partnering, non-dilutive grants and equity and debt financing.

Our Executive Compensation Program
Program Objectives
We design our executive compensation program to achieve the following objectives:

•	Motivate and reward executives whose knowledge, skills and performance are essential to our success;

•	Align the performance of our executives and the interests of our stockholders;

•	Recruit and retain executive talent; and

•	Support the corporate business strategy and business plan by rewarding achievement based on our expectations for results and attainment of short-term and long-term goals by our executives.
2019 Say-on-Pay Vote
At our annual meeting of stockholders in 2019, approximately 92% of the votes cast on the say-on-pay proposal supported the proposal. Our Board and our Compensation Committee value the opinions of our stockholders, and we believe that it is important for our stockholders to have an opportunity to vote on this proposal annually. In addition to our annual advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues.
Our Compensation Committee has considered the results of the advisory vote in the context of our overall compensation philosophy, policies and decisions. Our Compensation Committee believes that the 2019 stockholder vote endorsed our compensation philosophy and the decisions we made for 2018. After discussing the levels of support in past years in favor of the proposals, and considering the Compensation Committee’s continued use of the measures we adopted in response to previous advisory votes to further align management and stockholder interests, including stock ownership guidelines, our Compensation Committee decided to generally maintain a consistent course for 2019 compensation decisions.
Compensation Process
Role of the Compensation Committee
The Compensation Committee of our Board has the primary responsibility for determining compensation of our executives. Our Board has determined that each member of our Compensation Committee is “independent” as that term is defined by applicable Nasdaq rules, is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (to the extent necessary to comply with the “performance-based compensation” exception from Section 162(m) of the Code prior to its repeal by the Tax Cuts and Jobs Act for taxable years beginning after December 31, 2017 or the related transition relief discussed below) and is a “non-employee” director as defined under Section 16 of the Exchange Act.
Our Compensation Committee determines all compensation matters for our named executive officers, including base salary, bonuses, and equity compensation. Utilizing input from our Chief Executive Officer as well as those of independent compensation consultants as needed, the Compensation Committee makes an independent decision on compensation for each executive. The Compensation Committee also oversees the Chief Executive Officer and other senior officers in making compensation determinations of our non-executive staff. The Compensation Committee assesses performance on a number of subjective and objective factors, including the achievement of company and individual performance goals.
In making decisions regarding executive compensation, our Compensation Committee considers, among other things:

•	Measurable accomplishments and performance of the Company in meeting the annual objectives;

•	Past compensation levels of each executive and the executives as a group;

•	Consistency of current compensation with previous compensation decisions and benchmarks;

•	Existing levels of stock and stock option ownership among our executives, previous stock option grants and vesting schedules to ensure executive retention and alignment with stockholder interests;

•	Management recommendations; and

•	General trends in executive compensation.

The Compensation Committee conducts an annual review of the Chief Executive Officer’s performance and reports its evaluation to the Board. The Board reviews the Compensation Committee’s evaluation and recommendation and also evaluates the Chief Executive Officer’s performance according to the goals and objectives established periodically by the full Board. This review serves as the basis for the recommendation of the Compensation Committee on Chief Executive Officer compensation. The Chief Executive Officer does not play any role with respect to any matter affecting his own compensation and is not present when the Compensation Committee discusses and formulates the compensation recommendation.
Role of the Independent Compensation Consultant
The Compensation Committee recognizes that there is value in procuring independent, objective expertise and counsel in connection with fulfilling its duties, and has the authority to retain an independent compensation consultant to assist it in carrying out its responsibilities and duties.
The Compensation Committee has the authority to engage advisers to assist the committee in carrying out its duties. The Compensation Committee has engaged Radford, which is part of the Rewards Solutions practice at Aon plc, an independent compensation consultant, to provide information on compensation trends and practices and to assist in evaluating our executive compensation policy and programs. The Compensation committee engaged Radford in 2019 for compensation consulting services. To facilitate the Compensation Committee’s review and decision making for the overall compensation strategy, Radford provided the Compensation Committee with a peer group proxy study, general biopharma industry market data, benchmarks and recommendations for equity awards for executives. Radford does not provide services to our management without the Compensation Committee’s approval, but has been directed by the Compensation Committee to work in cooperation with management as necessary to gather information to carry out its obligation to the Compensation Committee. The Compensation Committee has assessed the independence of Radford pursuant to SEC and Nasdaq rules and concluded that no conflict of interest exists that would prevent Radford from serving as an independent consultant to the Compensation Committee.
While the Compensation Committee took into consideration the review and recommendations of Radford when making decisions about our executive compensation program, ultimately, the Compensation Committee made its own independent decisions about compensation matters.
Role of the Chief Executive Officer
The Compensation Committee works with our Chief Executive Officer to set the target total direct compensation of each of our NEOs other than our Chief Executive Officer. As part of this process, our Chief Executive Officer evaluates each NEO, determines his recommendations about the target compensation of each NEO and delivers his evaluations and compensation recommendations to the Compensation Committee.
Taking into account the Chief Executive Officer’s evaluations and recommendations and other information it deems relevant, such as our achievement of corporate goals, the executive officer’s achievement of individual goals, responsibilities and experience, as well as the compensation philosophy described above and with reference to the peer group data, the Compensation Committee sets the target total direct compensation of our NEOs. Our Chief Executive Officer does not play any role with respect to any matter affecting his own compensation and is not present when the Compensation Committee discusses and formulates the compensation recommendation. The Compensation Committee sets the compensation for our Chief Executive Officer and each of our NEOs.
Competitive Considerations
As part of the Compensation Committee’s determination of compensation for fiscal year 2019, the Committee reviewed the aggregate level of total compensation of our executives, the combination of elements used to compensate our executives as well as a comparison to the compensation of named executive officers of the companies referred to as our “peer group” as a reference point of compensation levels. In 2019, while we kept the criteria the same, we re-evaluated and revised the peer group, taking into consideration changes to the stage of development and market capitalization of the companies in the peer group used for 2018 compensation analysis and decisions, adding BioCryst Pharmaceuticals, Calithera Biosciences, Cellular Biomedicine Group, ChemoCentryx, Deciphera Pharmaceuticals, Lineage Cell Therapeutics, Syndax Pharmaceuticals and Syros Pharmaceuticals and removing Acceleron Pharma, Aduro BioTech, BioTime, Celldex Therapeutics, Idera Pharmaceuticals, New Link Genetics, Progenics Pharamaceuticals, and Vital Therapeutics. The 22 companies in our peer group were selected based on industry comparability, size and similarity in the stage of product development. We strive to achieve a peer group that results in Inovio being near the median in the group. The criteria for the selection were as follows:

•	Biotechnology and pharmaceutical companies;

•	Companies with product candidates in Phase 2 or Phase 3 clinical trials, with a preference towards immuno-oncology and oncology vaccine development;

•	Market capitalization between $100 million and $900 million; and

•	Between 60-600 employees.
Using the above criteria, the following companies were used to comprise the 2019 peer group:

Achillion Pharmaceuticals	Five Prime Therapeutics
Agenus	Geron
Arbutus Biopharma	Jounce Therapeutics
BioCryst Pharamaceuticals	Karyopharm Therapeutics
Calithera Biosciences	Lineage Cell Therapeutics
Cellular Biomedicine Group	MacroGenics
ChemoCentryx	Novavax
Cytokinetics	Seres Therapeutics
Deciphera Pharamaceuticals	Syndax Pharamaceuticals
Dynavax Technologies	Syros Pharamaceuticals
Epizyme	ZIOPHARM Oncology
At the time that the Compensation Committee established the peer group for 2019 compensation decisions, our market capitalization was approximately in the 50th percentile of the peer group’s market capitalization. Our Compensation Committee does not benchmark compensation or make decisions with respect to compensation arrangements and amounts solely based on peer data, but refers to peer data to help ensure that target compensation amounts selected by the Compensation Committee do not materially deviate from market practices and that target amounts provide fair compensation given individual and company performance. In particular, the Compensation Committee requested data from Radford at the 25th percentile, median and 75th percentile of our peer group for base salary, target annual bonus, actual annual bonus, aggregate equity award value, total target compensation and total actual compensation. However, individual compensation decisions may deviate from the peer data, as our Compensation Committee discussed the peer data and made the 2019 compensation decisions in the context of the factors discussed below under the section titled “Compensation Components."
Compensation Components
Our executive compensation primarily consists of base salary, cash incentive compensation and long-term equity-based compensation. We place significant emphasis on performance-based incentive compensation that focuses on our executives’ efforts to deliver both short-term and long-term value for our stockholders without encouraging excessive risk taking.
The factors our Compensation Committee considered for each of our executives in 2019 included:

•	Overall corporate performance during 2019 as measured against predetermined performance goals;

•	The roles and responsibilities of our executives in executing the corporate goals;

•	Our executives’ performance during 2019 in general and as measured against predetermined performance goals;

•	The roles and responsibilities of our executives;

•	The individual experience and skills of our executives;

•	Any contractual commitments we have made to our executives regarding compensation; and

•	Compensation paid by similar companies to their executives with similar roles and responsibilities.
Base Salary
Base salaries of executive officers are reviewed and approved annually by our Compensation Committee and adjustments are made based on (i) salary recommendations from our Chief Executive Officer, (ii) individual performance of executive officers for the previous fiscal year, (iii) our financial results for the previous year, and (iv) our financial condition. Our Chief Executive Officer does not make recommendations regarding his own compensation. In addition, in establishing the total compensation package for our Chief Executive Officer, the Compensation Committee pursues the same objectives and policies that apply for our other executive officers.
Base salary reflects job responsibilities, value to us and individual performance, taking into consideration the need to attract and retain our executives. We determine salaries for our named executive officers initially by reference to each executive’s employment agreement, which we describe below. The Compensation Committee determines any increase over these salaries based upon recommendations of our Chief Executive Officer and other factors, except in the case of the Chief Executive Officer’s own compensation. The Compensation Committee generally reviews base salaries of our executives annually and adjusts salaries from time to time to realign salaries with market levels, individual performance and the performance of the Company.

Achievement of individual and corporate accomplishments along with the executive officer’s level of responsibility, competitive factors and our internal policies regarding salary increases were considered regarding 2019 salary increases.
Annual base salaries for each of our named executive officers for 2018 and 2019 were as follows:

Name	2018 Salary ($)	2019 Salary ($)	Increase (%)
J. Joseph Kim, Ph.D.	659,200	678,976	3
Peter D. Kies	416,635	429,134	3
Laurent M. Humeau, Ph.D.	—	400,000	—
Jacqueline E. Shea, Ph.D.	—	400,000	—
Mark L. Bagarazzi	450,625	464,144	3

Drs. Humeau and Shea were appointed as executive officers during 2019 and their base salaries were determined by the Board in connection with such appointments. Salary increases for each of our other named executive officers for 2019 were 3%. Increases were given to be competitive with the market 50th percentile for those executives.
Performance-Based Annual Cash Incentive Compensation
We provide for an annual cash incentive that reinforces our pay-for-performance approach. This incentive compensation is a short-term incentive program that rewards achievement of annual goals and objectives. At the end of each calendar year, annual incentive awards are awarded at the sole determination of the Compensation Committee (on behalf of the Board) based on the actual and measurable performance of the Company based on a set of predetermined corporate objectives established and communicated to executives at the beginning of the previous year.
Each year, the Chief Executive Officer provides company goals to the Board for review and the Board reviews and approves the goals and assigns weightings. The weightings for each goal vary year to year depending on the importance of the goal for a particular year. At the end of the year, the Compensation Committee measures actual performance against the predetermined performance goals, using measurable performance parameters, to determine an overall corporate performance score that is then multiplied by each executive’s target bonus, which is expressed as a percentage of base salary.
Each named executive officer’s target bonus percentage was unchanged from 2018, consistent with our philosophy that a significant portion of each executive’s total target compensation should be performance-based, and reflected the Compensation Committee’s review of internal pay equity. The Compensation Committee also considered the recommendation of our Chief Executive Officer that target levels for the other officers not change from 2018 levels and concluded that there were no extraordinary factors creating a need to modify the 2018 target bonus levels. For the named executive officers who were appointed as executive officers in 2019, their target bonus levels were made consistent with those of the executive officers other than the Chief Executive Officer.
The corporate goals for 2019 were similar to those in 2018, focusing on the clinical and preclinical development of our product candidates, as well as other strategic goals such as fundraising and business development. The 2019 corporate performance score was the sum of the achievement levels of the following corporate objectives, as further described below:

2019 Corporate Objectives	Target Weighting	Actual Achievement
VGX-3100: Conduct REVEAL Phase 3 studies and VIN/AIN Phase 2 studies	40%	38.3%
Advance oncology and orphan disease programs	25%	26%
Advance infectious disease programs	15%	16.3%
Other corporate objectives (including financing and business development)	20%	23%
Total	100%	103.6%

VGX-3100:

•	a 24% target weighting based on enrollment levels and numbers of patients dosed in our REVEAL1 and REVEAL2 Phase 3 trials on specified timeframes;

•	a 6% target weighting based on enrollment of patients in our VIN and AIN Phase 2 trials on specified timeframes; and

•	a 10% aggregate target weighting for various activities in support of clinical development of this product candidate, including collaborations with third parties.

Advancing Oncology and Orphan Programs:

•	an 8% target weighting for timing of enrollment and data readouts for our Phase 1 trial for INO-5401 + cemiplimab in glioblastoma patients;

•	a 5% target weighting for advancing our RRP development program to submission of an IND to the FDA and completion of related activities;

•	a 7% aggregate target weighing for advancing the clinical development of product candidates being developed in collaboration with AstraZeneca and the Parker Institute for Cancer Immunology (PICI); and

•	a 5% aggregate target weighing for activities associated with the development of our earlier-stage product candidates.
Advancing Infectious Disease Programs:

•
a 15% aggregate target weighting for enrollment and other development activities associates with our DNA vaccine programs for Lassa fever, MERS and Zika, including reporting clinical data in peer-reviewed publications.

Additional Corporate Objectives:

•	a 10% aggregate target weighing for raising specified amounts of capital during the year;

•	a 6% aggregate target weighting for publication of preclinical data in peer-reviewed journals and filing of new patents; and

•	a 4% aggregate target weighting for the development of other company-wide strategic plans.
For each corporate objective described above, partial credit could be given by the Compensation Committee based on the actual level of achievement. In the event that achievement of a predetermined stretch goal within the objectives described above was achieved, the Compensation Committee could give up to 50% extra credit for that objective.
At the time the Compensation Committee set our goals for 2019, the Compensation Committee believed that each of the corporate objectives were achievable at the target level, but only with significant effort.
In 2019, our performance against the corporate objectives resulted in a corporate score of 103.6%, calculated as follows, compared to a 2018 corporate performance score of 95%:

•	We fully achieved the REVEAL1 enrollment target and nearly achieved the REVEAL2 dosing target, collectively yielding 23% credit;

•	We exceeded the targets for our VIN and AIN Phase 2 trials, yielding 6.8% credit;

•	We achieved several of the other development goals for VGX-3100, yielding an aggregate of 8.5% credit;

•	We exceeded our targets with respect to our INO-5401 program, yielding 10% credit;

•	We fully achieved our goals with respect to our RRP program, including the completion of all IND-enabling activities, yielding 5% credit;

•	We successfully supported the programs being funded by AstraZeneca and PICI, yielding 7% credit;

•	We partially achieved the goals associated with our earlier-stage product candidates, yielding 4% credit;

•
We fully achieved the goals associated with the development of our infectious disease programs, including a stretch goal associated with the Phase 1 trial of our vaccine candidate for Zika, yielding aggregate 16.3% credit;

•
We raised approximately $114 million in proceeds from the issuance of common stock under our “at the market” equity program, the issuance of convertible bonds and the receipt of grant funding, yielding aggregate 10% credit;

•	We significantly exceeded our goals with respect to peer-reviewed publications and patent filings; yielding 9% credit; and

•	We fully achieved our other goals for strategic development plans, yielding 4% credit.
Based on the foregoing, actual bonus payouts to our named executive officers for 2019 performance were at 103.6% of the targeted amount. Dr. Bagarazzi, our former Chief Medical Officer, was not eligible for a bonus for 2019 as his employment with us ceased on April 5, 2019. The actual payouts to each named executive officer for 2019 performance are set forth below and in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

Name	Base Salary ($)	Target Opportunity (%)	Target Opportunity ($)	Weighted Performance Payout Percentage (%)	Total Payout ($)
J. Joseph Kim, Ph.D.	678,976	65	441,334	103.6	457,222
Peter D. Kies	429,134	40	171,654	103.6	177,833
Laurent M. Humeau, Ph.D.	400,000	40	160,000	103.6	165,760
Jacqueline E. Shea, Ph.D.	400,000	40	160,000	103.6	165,760
Mark L. Bagarazzi	464,144	40	185,658	N/A	N/A

Long-Term Equity-Based Incentive Compensation
Our long-term incentive program provides annual awards, and in rare circumstances, one-time awards, which are performance based. The objective of the program is to align compensation for named executive officers over a multi-year period directly with the interests of our stockholders by motivating and rewarding creation and preservation of long-term stockholder value. We believe that we can maximize our long-term performance best if we tie the value of the long-term benefits our executives receive to our long-term performance.
The primary forms of equity compensation to our executive officers are stock options and RSUs. Our Compensation Committee receives preliminary recommendations for equity-based awards from our Chief Executive Officer. Our Compensation Committee then reviews the market-based recommendations based on our peer group and survey data and recommends equity-based awards for all of our officers, including our Chief Executive Officer and the other named executive officers, to our Board for approval.
Stock option awards provide our executive officers with the right to purchase shares of our common stock at a fixed exercise price typically for a period of up to ten years, subject to continued service with us in accordance with the terms of our equity incentive plans, and generally vest over three years. We do not grant stock options that have exercise prices below the fair market value of our common stock on the date of grant. We do not reduce the exercise price of stock options if the price of our common stock subsequently declines below the exercise price unless we first obtain stockholder approval. However, we do adjust the exercise price of previously granted stock options to reflect recapitalizations, stock splits, mergers, and similar events as permitted by the applicable stock plans.
Each restricted stock unit represents a contingent right to receive one share of common stock. RSUs typically vest over three years in three equal installments beginning on the first anniversary of the grant date. Vested units of restricted stock can be settled in shares of common stock, cash or a combination of both.
We generally grant stock options to our employees, including our named executive officers, in connection with their initial employment with us. We also typically grant stock options and RSUs on an annual basis as part of annual performance reviews of our employees. We grant equity incentive compensation to our executive officers because we believe doing so will motivate our executives by aligning their interest more closely with the interest of our stockholders.
Long-term equity-based incentive grant values are targeted to be at the market 50th percentiles in aggregate based on the companies in our peer group. This target remained flat year-over-year. The Compensation Committee aims to balance the responsible use of shares with its goals of alignment with stockholders and executive retention, and to do so in 2019 granted an equal 50%/50% blend of stock options and RSUs based on the grant date fair value. The Compensation Committee considers and evaluates the appropriate mix of equity vehicles each year, taking into consideration these various factors.

Name	Stock Options (50%) ($)	Stock Options (#)(2)	RSUs (50%) ($)	RSUs (#)(3)
J. Joseph Kim, Ph.D.	642,803	298,100	638,274	191,100
Peter D. Kies	216,712	100,500	215,096	64,400
Laurent M. Humeau, Ph.D.	200,970	93,200	199,398	59,700
Jacqueline E. Shea, Ph.D. (1)	465,120	200,000	181,000	50,000
Mark L. Bagarazzi	200,900	93,200	199,398	59,700

(1)
On March 25, 2019, we granted stock options to purchase 200,000 shares of our common stock to Dr. Shea at an exercise price of $3.62 per share in connection with her appointment as Chief Operating Officer. On March 25, 2019, we granted 50,000 RSUs to Dr. Shea with a grant date fair value of $3.62 per share, the closing price on the date of grant.

(2)
Each of these stock option awards has an exercise price of $3.34 and vests in four equal installments, with 25% vesting immediately on the grant date and 25% vesting on each anniversary of the grant date thereafter. See "Grants of Plan-Based Awards" below, for details on these awards.

(3)
These RSUs vest over three years in three equal installments beginning on the first anniversary of the grant date. See "Grants of Plan-Based Awards" below, for details on the grant date fair value of these awards.

Other Aspects of Our Compensation Program
Severance and Change in Control Benefits
All of our NEOs are eligible for certain severance benefits upon a qualifying termination under the terms of their employment agreements. Our Compensation Committee considers these severance benefits critical to attracting and retaining high-caliber executives. Additionally, our Compensation Committee believes that providing enhanced severance benefits to our Chief Executive Officer and Chief Financial Officer upon a qualifying termination in connection with a change in control minimizes the distractions to these executives in connection with a corporate transaction and reduces the risk that our Chief Executive Officer and Chief Financial Officer depart our company before a transaction is completed. We believe that the severance benefits allow our Chief Executive Officer and Chief Financial Officer to focus on continuing normal business operations and, in the case of change in control severance benefits, the success of a potential business combination, rather than worry about how business decisions that may be in our best interest will impact their own financial security. These existing arrangements help ensure stability, and will help enable our Chief Executive Officer and Chief Financial Officer to maintain a balanced perspective in making overall business decisions during periods of uncertainty. Our Compensation Committee periodically reviews the severance payments and benefits that we provide, including by reference to market data, to ensure they remain appropriately structured and at reasonable levels. A more detailed description of the severance and change in control payments and benefits is provided below under “Potential Payments upon Termination or Change in Control.”
Other Benefits
We provide our named executive officers with the same employee benefits that all of our other employees receive under our broad-based benefit plans. These plans provide for health benefits, life insurance and other welfare benefits.
Perquisites
We do not provide our named executive officers with any perquisites that we do not provide to all of our other employees.
Risks Related to Compensation Policies and Practices
The Compensation Committee has considered whether our overall compensation program for employees in 2019 and 2020 creates incentives for employees to take excessive or unreasonable risks that could materially harm our company, and determined that our policies and programs are not reasonably likely to have a material adverse effect on the Company. We believe that several features of our compensation policies for management employees appropriately mitigate such risks, including a mix of long- and short-term compensation incentives that we believe is properly weighted, the uniformity of compensation practices across our company and the use of our 2019 and 2020 business plans, which the Compensation Committee regards as setting an appropriate level of risk taking for us, as a baseline for bonus plan targets for our management. We also believe our internal legal and financial controls appropriately mitigate the probability and potential impact of an individual employee committing us to a harmful long-term business transaction in exchange for short-term compensation benefits.
Recoupment Policy
In order to align further management’s interests with the interests of our stockholders and to support good corporate governance practices, our Corporate Governance Guidelines provide that, subject to rules of the SEC and the exchange on which our common stock is traded, in the event that we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the federal securities laws, we shall recover from any current or former executive officer, as determined in accordance with such rules, who received incentive-based compensation (including stock options awarded as compensation) during the three-year period preceding the date on which we are required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid to the executive officer under the accounting restatement and any respective profits that officer has realized from the sale of our securities during the 12-month period preceding the date on which we are required to prepare an accounting restatement.
Accounting Considerations
The accounting impact of our executive compensation program is one of many factors that the Compensation Committee considers in determining the size and structure of our compensation program.

Deductibility of Executive Compensation Under Section 162(m) of the Code
Under Section 162(m) of the Code, compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible. Prior to the enactment of the Tax Cuts and Jobs Act, Section 162(m) of the Code provided a performance-based compensation exception, pursuant to which the deduction limit under Section 162(m) of the Code did not apply to any compensation that qualified as “performance-based compensation” under Section 162(m) of the Code. Pursuant to the Tax Cuts and Jobs Act, the performance-based compensation exception under Section 162(m) of the Code was repealed with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided for compensation paid pursuant to a written binding contract which was in effect on November 2, 2017 and which is not modified in any material respect on or after such date.
Compensation paid to each of the Company’s “covered employees” in excess of $1 million per taxable year generally will not be deductible unless it qualifies for the performance-based compensation exception under Section 162(m) of the Code pursuant to the transition relief described above. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code, as well as other factors beyond the control of the Compensation Committee, no assurance can be given that any compensation paid by the Company will be eligible for such transition relief and be deductible by the Company in the future. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m) of the Code. The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) of the Code if it determines that such modifications are consistent with the Company’s business needs.
Stock Ownership Guidelines and Policies
In March 2019, our Compensation Committee adopted stock ownership guidelines for our directors and officers. Our Compensation Committee, in consultation with Radford, determined that stock ownership guidelines are common among large public companies and are increasing in prevalence among mid-sized and smaller companies. The Compensation Committee also determined that stock ownership guidelines help align the interests of our executives with those of our stockholders and may act as a risk mitigation device.
The stock ownership guidelines are based on a multiple of base salary or annual cash retainer, as follows:

Position	Ownership Guideline
Chief Executive Officer	3 times annual base salary
Other Executive Officers	1 times annual base salary
Non-Employee Director	3 times annual base cash retainer (not including amounts received for service on Board committees)
For purposes of these guidelines, “ownership” includes: (1) shares owned directly by the individual (or jointly with the individual’s spouse) and by members of the individual’s immediate family; (2) shares held in trust for the benefit of the individual and/or his or her immediate family members residing in the same household; (3) shares subject to outstanding stock options held by the individual (but only to the extent vested and with an exercise price less than the average of the daily closing sales price of our common stock for the last 90 trading days of the immediately preceding calendar year; and (4) 50% of the shares subject to unvested RSUs held by the individual.
Our executive officers and directors have until the later of December 31st of the year in which the officer or director achieves his or her fifth year of service as an officer or director, and December 31st of the fifth year following the year in which the individual becomes subject to the ownership guidelines to comply with the guidelines.
Policy Regarding Hedging and Pledging of Our Common Stock
In addition to our stock ownership guidelines, our executive officers and directors are also subject to our Amended and Restated Code of Business Conduct and Ethics, which prohibits all employees and directors from purchasing financial instruments designed to hedge or offset any decrease in the market value of the Company’s common stock or engage in any transaction that would have the effect of reducing or eliminating the economic risk of holding the Company’s common stock (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, and exchange funds). Our executive officers and directors are also subject to our Amended and Restated Insider Trading Policy, which prohibits all employees and directors from engaging in short-term or speculative transactions in the Company’s securities, including pledging and purchasing Company securities on margin.
Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or was during 2019 an employee, or is or ever has been an officer of our Company.
Compensation Committee Report
The Compensation Committee of the Board of Directors has reviewed and discussed the matters contained under the title Compensation Discussion and Analysis, of this Proxy Statement with our management and, based on such review and discussions we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement. Portions of this Proxy Statement, including the Compensation Discussion and Analysis, have been incorporated by reference into the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2019.

Respectfully submitted,

Wendy L. Yarno (Chair)
Angel Cabrera
Ann C. Miller
Lota S. Zoth

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for 2019, 2018 and 2017.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan ($) (4)	All Other Compensation ($)(5)	Total ($)
J. Joseph Kim	2019	837,735	638,274	642,803	457,222	12,500	2,588,534
President, Chief Executive Officer and Director	2018	726,798	1,545,687	391,922	407,386	9,250	3,081,043
	2017	780,007	3,051,725	188,818	353,600	15,118	4,389,268
Peter D. Kies	2019	523,285	215,096	216,712	177,833	10,010	1,142,936
Chief Financial Officer	2018	449,886	354,783	358,612	158,321	10,010	1,331,612
	2017	452,777	409,484	437,586	137,530	10,010	1,447,387
Laurent M. Humeau Chief Scientific Officer (6)	2019	393,903	199,398	200,970	165,760	12,500	972,531
Jacqueline E. Shea Chief Operating Officer (7)	2019	335,000	181,000	465,120	165,760	10,154	1,157,034
Mark L. Bagarazzi	2019	214,279	199,398	892,118	—	1,019,135	2,324,930
Former Chief Medical Officer (8)	2018	448,101	354,783	358,612	171,238	13,154	1,345,888
	2017	435,053	409,484	437,586	148,750	13,846	1,444,719

(1)	Salary includes contributions made by the employee to our 401(k) plan and payouts of accrued but unused vacation time.

(2)
Represents the grant date fair value of RSUs computed in accordance with FASB ASC Topic 718. See Note 12 “Stockholders' Equity”, to our audited consolidated financial statements for the year ended December 31, 2019, included in our Annual Report on Form 10-K, for the assumptions made in determining stock compensation values.

(3)
Represents the grant date fair value of stock options computed in accordance with FASB ASC Topic 718. See Note 12 “Stockholders' Equity”, to our audited consolidated financial statements for the year ended December 31, 2019, included in our Annual Report on Form 10-K, for the assumptions made in determining stock compensation values.

(4)
The amounts in this column reflect cash incentive bonuses earned during the respective year and paid during the first quarter of the following year. See “Compensation Discussion and Analysis-Compensation Components-

Performance-Based Annual Cash Incentive Compensation” for additional information regarding bonus payouts earned for 2019.

(5)	Represents company 401(k) match amounts for the indicated year.

(6)	Appointed as Chief Scientific Officer on March 8, 2019, but amounts for 2019 include amounts earned as an employee for the period prior to appointment as an executive officer.

(7)	Commenced employment as Chief Operating Officer on March 25, 2019.

(8)
Terminated as Chief Medical Officer effective April 5, 2019. For 2019, amount reported as “Salary” includes accrued vacation payout; amount reported as “Option Awards” includes the incremental value, computed in accordance with ASC Topic 718, associated with the extension of the exercise period for vested options, which would have been subject to a three-month exercise period post-termination, so that vested options will remain exercisable through the original expiration dates of the options; and amount reported under “All Other Compensation” includes severance, continuation of health coverage and acceleration of equity awards in connection with Dr. Bagarazzi’s separation, as described in detail below under “Potential Payments upon Termination or Change in Control.”

Grants of Plan-Based Awards
The following table sets forth certain information with respect to stock and option awards and other plan-based awards granted to our named executive officers during 2019.

	Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)		Stock Awards: Number of	Stock Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Date	Target ($)	Maximum ($)	Units (#) (2)	Options(#) (3)	($/Share)	Awards($)
J. Joseph Kim	—	441,334	529,601	—	—	—	—
	3/8/2019	—	—	191,100	—	—	638,274
	3/8/2019	—	—	—	298,100	3.34	642,803
Peter D. Kies	—	171,654	205,984	—	—	—
	3/8/2019	—	—	64,400	—	—	215,096
	3/8/2019	—	—		100,500	3.34	216,712
Laurent M. Humeau	—	160,000	192,000	—	—	—
	3/8/2019	—	—	59,700		—	199,398
	3/8/2019	—	—		93,200	3.34	200,970
Jacqueline E. Shea	—	160,000	192,000	—	—	—
	3/25/2019	—	—	50,000	—	—	181,000
	3/25/2019	—	—	—	200,000	3.62	465,120
Mark L. Bagarazzi	—	185,658	222,789	—	—	—	—	(4)
	3/8/2019	—	—	59,700		—	199,398
	3/8/2019	—	—		93,200	3.34	200,970
	4/5/2019	—	—	—	—	—	841,875	(5)

(1)
Non-equity incentive plan awards represent the target and maximum amounts of cash incentive compensation payable under our annual cash incentive plan. The actual amounts earned are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. There are no threshold payouts, as partially met goals can receive a proportional score based on the partial achievement. Target payments amounts are paid at 100% of the target incentive and assume goal attainment of 100% of the corporate performance measurement score. Maximum payment amounts reflect 120% of the annual target incentive, which assumes the attainment of the other corporate goals. For additional information regarding the annual cash incentive plan, see “Compensation Discussion and Analysis” above.

(2)	These RSUs vest over three years in three equal installments beginning on the first anniversary of the grant date.

(3)	These stock option awards vest 25% immediately and 25% on each anniversary thereafter.

(4)	Dr. Bagarazzi’s employment with us terminated on April 5, 2019, as a result of which he was not eligible for a payout under our annual cash incentive plan for 2019.

(5)
Amount represents the incremental value of vested option awards for which the exercise date was extended to the original expiration date of the options in connection with Dr. Bagarazzi’s termination of employment.

Outstanding Equity Awards at Fiscal Year-End
The following tables set forth certain information with respect to outstanding equity awards held by the named executive officers at December 31, 2019.

	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
J. Joseph Kim	62,500	—	4.56	3/11/2021	—		—
	75,000	—	12.92	3/26/2024	—		—
	50,000	—	8.80	5/22/2024	—		—
	85,000	—	7.56	3/5/2025	—		—
	40,000	—	8.01	5/8/2025	—		—
	172,000	—	7.02	3/9/2026	—		—
	32,363	10,787	6.68	3/10/2027	105,700	(2)	348,810
	69,126	69,124	4.29	3/5/2028	240,200	(3)	792,660
	74,525	223,575	3.34	3/8/2029	191,100	(4)	630,630
	660,514	303,486			537,000		1,772,100
Peter D. Kies	30,000	—	4.56	3/11/2021	—		—
	43,750	—	2.40	2/23/2022	—		—
	45,000	—	2.16	3/14/2023	—		—
	37,500	—	12.92	3/26/2024	—		—
	38,750	—	8.80	5/22/2024	—		—
	60,000	—	7.56	3/5/2025	—		—
	67,500	—	7.02	3/9/2026	—		—
	75,000	25,000	6.68	3/10/2027	20,433	(2)	67,429
	63,250	63,250	4.29	3/5/2028	55,133	(3)	181,939
	25,125	75,375	3.34	3/8/2029	64,400	(4)	212,520
	485,875	163,625			139,966		461,888
Laurent M. Humeau	20,000	—	10.00	1/6/2024	—		—
	25,000	—	7.56	3/5/2025	—		—
	18,000	—	7.02	3/9/2026	—		—
	10,313	3,437	6.68	3/10/2027	2,812	(2)	9,280
	63,250	63,250	4.29	3/5/2028	55,133	(3)	181,939
	23,300	69,900	3.34	3/8/2029	59,700	(4)	197,010
	159,863	136,587			117,645		388,229

Jacqueline E. Shea	50,000	150,000	3.62	3/25/2029	50,000	(5)	165,000
Mark L. Bagarazzi	68,750	—	4.40	1/4/2020	—		—
	30,000	—	4.56	3/11/2021	—		—
	43,750	—	2.40	2/23/2022	—		—
	45,000	—	2.16	3/14/2023	—		—
	37,500	—	12.92	3/26/2024	—		—
	38,750	—	8.80	5/22/2024	—		—
	60,000	—	7.56	3/5/2025	—		—
	67,500	—	7.02	3/9/2026	—		—
	75,000	—	6.68	3/10/2027	—		—
	63,250	—	4.29	3/5/2028	—		—
	23,300	—	3.34	3/8/2029	—		—
	552,800				—		—

(1)
These stock option awards vest 25% immediately on the date of grant and 25% on each anniversary thereafter. The option expiration date as reflected in the table is the tenth anniversary of the grant date.

(2)	These RSUs vested in full on March 11, 2020.

(3)	These RSUs vested as to one-half of the shares on March 5, 2020 and the remainder will vest on March 5, 2021.

(4)	These RSUs vested as to one-third of the shares on March 8, 2020, and the remainder will vest in two equal installments on March 8, 2021 and March 8, 2022.

(5)	These RSUs vested as to one-third of the shares on March 25, 2020, and the remainder will vest in two equal installments on March 25, 2021 and March 25, 2022.

Options Exercised and Stock Vested During Fiscal Year 2019

None of our named executive officers exercised any stock options during 2019. The following table provides information on vesting of RSUs in fiscal 2019 for our named executive officers.

	STOCK AWARDS
Name	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting ($)(1)
J. Joseph Kim	283,133	978,091
Peter D. Kies	73,000	251,263
Laurent M. Humeau	33,045	117,814
Jacqueline E. Shea	—	—
Mark L. Bagarazzi	208,266	786,916

(1)	Computed by multiplying the closing market price of our common stock on the vesting date by the number of RSUs subject to such award vesting on the applicable vesting date.

Chief Executive Officer Pay Ratio
Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our principal executive officer’s annual total compensation to the annual total compensation of our median employee.
During fiscal 2019, our principal executive officer was our President and Chief Executive Officer, J. Joseph Kim, Ph.D. For 2019, the annual total compensation for Dr. Kim was $2,588,534. The annual total compensation for our median employee (identified as disclosed below) was $156,897, resulting in a pay ratio of approximately 16:1.
In accordance with Item 402(u) of Regulation S-K, we identified a new median employee as of November 29, 2019 (the median employee determination date), by (i) aggregating for each applicable employee (A) base salary as of November 29, 2019 (or hourly rate multiplied by estimated work schedule, for hourly employees), (B) the target bonus for 2019 and, (C) the estimated grant date fair value of any equity awards granted during 2019, and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees of Inovio, excluding Dr. Kim. A new median employee was selected as we reduced our workforce by approximately 28% during 2019.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Employment Agreement with J. Joseph Kim, Ph.D.
Under an executive employment agreement entered into in 2008 and amended in 2012, J. Joseph Kim, Ph.D. serves as our Chief Executive Officer. The agreement provides that Dr. Kim is entitled to receive an annual salary, subject to upward adjustment. Dr. Kim’s current base salary is $699,345. He is also eligible to receive an incentive cash bonus, based upon the criteria as may be determined by our Board, with a target of 65% of his base salary. In addition to the salary and cash bonus, he is also entitled to participate in our employee benefit plans or programs, and shall be entitled to such other fringe benefits, as are from time to time adopted by our Board.
If Dr. Kim employment is terminated by reason of death or total disability, we will pay Dr. Kim or his estate or representative, as applicable, any unpaid portion of his base salary computed on a pro rata basis through the date of termination, any unreimbursed expenses, all other accrued but unpaid rights as determined under any of our plans and programs in which Dr. Kim is then participating, and, in the case of total disability, a continuation of medical benefits for up to 60 days and COBRA premiums for 24 months thereafter or, if earlier, the termination of such COBRA coverage, with such premiums to provide for coverage at the same level and subject to the same terms and conditions as in effect at the time of termination. In the case of total disability, Dr. Kim will also receive a lump-sum payment equal to 24 months of his aggregate base salary then in effect.
If we terminate Dr. Kim’s employment for cause, as defined in the agreement, we will pay him any unpaid portion of his base salary computed on a pro rata basis through the date of termination, any unreimbursed expenses and all other accrued but unpaid rights as determined under our plans and programs in which he is then participating.
Under Dr. Kim’s employment agreement, if we terminate his employment other than on account of death, total disability or cause, as defined in the employment agreement, or Dr. Kim terminates his employment for good reason, as defined in the agreement, Dr. Kim is entitled to receive any unpaid portion of his base salary computed on a pro-rata basis through the date of termination, any unreimbursed expenses, all other accrued but unpaid rights as determined under our plans and programs in which Dr. Kim is then participating, severance compensation in the amount of 24 months of his then current base salary and 24 months aggregate of the pro rata bonus amount following the effective date of such termination. The pro rata bonus amount shall mean one-twelfth of the greater of (A) the most recent annual cash bonus paid prior to his termination, or (B) the average of the three most recent annual cash bonuses paid prior to his termination. We will also continue to pay his COBRA premiums for 24 months thereafter.
If Dr. Kim is terminated as a result of change in control, Dr. Kim is entitled to receive payments due to him under the conditions of termination without cause as outlined above and a lump-sum cash severance payment equal to his then-current monthly base salary and the pro rata bonus amount multiplied by 24 but discounted to present value based on applicable federal rate under the Code.
If any amount paid, distributed or treated as paid or distributed by the Company to or for Dr. Kim’s benefit (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code in connection with a change in control, or if any interest or penalties are incurred by Dr. Kim with respect to such excise tax (such excise tax, together with any such interest and penalties, the “Excise Tax”), Dr. Kim will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Dr. Kim of all federal, state and local taxes (including any interest or penalties with respect to such taxes), including, any income taxes (and any interest and penalties with respect to such taxes) and Excise Tax imposed upon the Gross-Up Payment, Dr. Kim retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon all the Payments.

Employment Agreement with Peter D. Kies
We have entered into an employment agreement with Mr. Kies pursuant to which he serves as Chief Financial Officer. The employment agreement provides an annual base salary, subject to upward adjustment yearly by our Board or its Compensation Committee. Mr. Kies’ current base salary is $450,591. Under the employment agreement, Mr. Kies is eligible to receive an incentive cash bonus up to the amount, based upon the criteria and payable at such times as determined by our Board or its Compensation Committee. Mr. Kies’ current target bonus is 40% of his base salary. Mr. Kies is also entitled to participate in such employee benefit plans and programs and is entitled to such other fringe benefits, as are from time to time adopted by our Board or its Compensation Committee and made available by us generally to employees of similar position, and shall be eligible for such awards and benefits, if any, pursuant to our plans and programs as determined by our Board or its Compensation Committee.
If Mr. Kies’ employment is terminated by reason of death or total disability, we will pay Mr. Kies or his estate or representative, as applicable, any unpaid portion of his base salary computed on a pro rata basis through the date of termination, any unreimbursed expenses, all other accrued but unpaid rights as determined under any of our plans and programs in which Mr. Kies is then participating, and, in the case of total disability, a continuation of medical benefits for up to 60 days and COBRA premiums for six months thereafter. In the case of total disability, Mr. Kies will also receive a lump-sum payment equal to six months of his aggregate base salary then in effect.
If we terminate Mr. Kies’ employment for cause, as defined in the agreement, we will pay him any unpaid portion of his base salary computed on a pro rata basis through the date of termination, any unreimbursed expenses and all other accrued but unpaid rights as determined under our plans and programs in which he is then participating.
If we terminate Mr. Kies’ employment other than on account of death, total disability or cause, or Mr. Kies terminates his employment for good reason, as defined in the agreement, on 30 days’ prior written notice, we will pay him any unpaid portion of his base salary computed on a pro-rata basis through the date of termination, any unreimbursed expenses, all other accrued but unpaid rights as determined under our plans and programs in which Mr. Kies is then participating, a severance payment in the amount of 12 months of base salary and COBRA payments for 12 months following the effective date of termination. The employment agreement requires that Mr. Kies enter into an agreement containing certain non-competition and non-disclosure covenants.
If Mr. Kies is terminated as a result of change in control, Mr. Kies is entitled to receive payments due to him under the conditions of termination without cause as outlined above and a lump-sum cash severance payment equal to his then-current monthly base salary and the pro rata bonus amount multiplied by 12 but discounted to present value based on applicable federal rate under the Code.

Employment Agreement with Laurent M. Humeau, M.D.
We entered into an employment agreement with Dr. Humeau pursuant to which he has served as Chief Scientific Officer and Executive Vice President since March 2019. The employment agreement provides an annual base salary, subject to upward adjustment yearly by our Board or its Compensation Committee. Dr. Humeau's current base salary is $440,000. Under the employment agreement, Dr. Humeau is eligible to receive an incentive cash bonus up to the amount, based upon the criteria and payable at such times as determined by our Board or its Compensation Committee. Dr. Humeau's current target bonus is 40% of his base salary. Dr. Humeau is also entitled to participate in such employee benefit plans and programs and is entitled to such other fringe benefits, as are from time to time adopted by our Board or its Compensation Committee and made available by us generally to employees of similar position, and shall be eligible for such awards and benefits, if any, pursuant to our plans and programs as determined by our Board or its Compensation Committee.
If Dr. Humeau's employment is terminated by reason of death or total disability, we will pay Dr. Humeau or his estate or representative, as applicable, any unpaid portion of his base salary computed on a pro rata basis through the date of termination, any unreimbursed expenses, all other accrued but unpaid rights as determined under any of our plans and programs in which Dr. Humeau is then participating, and, in the case of total disability, a continuation of medical benefits for up to 60 days and COBRA premiums for twelve months thereafter. In the case of total disability, Dr. Humeau will also receive a lump-sum payment equal to twelve months of his aggregate base salary then in effect.
If we terminate Dr. Humeau's employment for cause, as defined in the agreement, we will pay him any unpaid portion of his base salary computed on a pro rata basis through the date of termination, any unreimbursed expenses and all other accrued but unpaid rights as determined under our plans and programs in which he is then participating.
If we terminate Dr. Humeau's employment other than on account of death, total disability or cause, or Dr. Humeau terminates his employment for good reason, as defined in the agreement, on 30 days’ prior written notice, we will pay him any unpaid portion of his base salary computed on a pro-rata basis through the date of termination, any unreimbursed expenses, all other accrued but unpaid rights as determined under our plans and programs in which Dr. Humeau is then participating, a severance payment in the amount of 12 months of base salary and COBRA payments for 12 months following the effective date of termination. The employment agreement requires that Dr. Humeau enter into an agreement containing certain non-competition and non-disclosure covenants.
Employment Agreement with Jacqueline E. Shea, Ph.D.
We entered into an employment agreement with Dr. Shea pursuant to which she has served as Chief Operating Officer and Executive Vice President since March 2019. The employment agreement provides an annual base salary, subject to upward adjustment yearly by our Board or its Compensation Committee. Dr. Shea's current base salary is $440,000. Under the employment agreement, Dr. Shea is eligible to receive an incentive cash bonus up to the amount, based upon the criteria and payable at such times as determined by our Board or its Compensation Committee. Dr. Shea's current target bonus is 40% of her base salary. Dr. Shea is also entitled to participate in such employee benefit plans and programs and is entitled to such other fringe benefits, as are from time to time adopted by our Board or its Compensation Committee and made available by us generally to employees of similar position, and shall be eligible for such awards and benefits, if any, pursuant to our plans and programs as determined by our Board or its Compensation Committee.

If Dr. Shea's employment is terminated by reason of death or total disability, we will pay Dr. Shea or her estate or representative, as applicable, any unpaid portion of her base salary computed on a pro rata basis through the date of termination, any unreimbursed expenses, all other accrued but unpaid rights as determined under any of our plans and programs in which Dr. Shea is then participating, and, in the case of total disability, a continuation of medical benefits for up to 60 days and COBRA premiums for twelve months thereafter. In the case of total disability, Dr. Shea will also receive a lump-sum payment equal to twelve months of her aggregate base salary then in effect.
If we terminate Dr. Shea's employment for cause, as defined in the agreement, we will pay her any unpaid portion of her base salary computed on a pro rata basis through the date of termination, any unreimbursed expenses and all other accrued but unpaid rights as determined under our plans and programs in which she is then participating.
If we terminate Dr. Shea's employment other than on account of death, total disability or cause, or Dr. Shea terminates her employment for good reason, as defined in the agreement, on 30 days’ prior written notice, we will pay her any unpaid portion of her base salary computed on a pro-rata basis through the date of termination, any unreimbursed expenses, all other accrued but unpaid rights as determined under our plans and programs in which Dr. Shea is then participating, a severance payment in the amount of 12 months of base salary and COBRA payments for 12 months following the effective date of termination. The employment agreement requires that Dr. Shea enter into an agreement containing certain non-competition and non-disclosure covenants.
Separation and Consulting Agreement with Mark L. Bagarazzi, M.D.
We entered into a separation agreement with Mark Bagarazzi effective April 5, 2019. Under the terms of the separation agreement, Dr. Bagarazzi was paid any unpaid portion of his base salary computed on a pro-rata basis through the date of termination, any unreimbursed expenses, all other accrued but unpaid rights as determined under our plans and programs in which Dr. Bagarazzi participated, a severance payment in the amount of 12 months of base salary and COBRA payments for 12 months following the effective date of termination. Actual amounts paid to Dr. Bagarazzi are included in the table below under “Potential Payments upon Termination or Change in Control.”
We also entered into a consulting agreement with Dr. Bagarazzi effective April 8, 2019. Under the terms of the consulting agreement, Dr. Bagarazzi agreed to provide consulting services to us on an as-needed basis for a specified period of time following the termination of his employment and is entitled to be compensated on an hourly basis. We did not pay any amounts under the consulting agreement during the year ended December 31, 2019.
Potential Payments upon Termination or Change in Control
Had termination without cause, resignation for good reason or termination due to a change in control or other event occurred as of December 31, 2019, our named executive officers would have received the following benefits and payments (except with Dr. Bagarazzi, whose amounts in the table below represent amounts paid pursuant to the separation agreement with him described above):

		Involuntary Termination
Benefits and Payments	Voluntary Termination not for Good Reason ($)	Not For Cause ($) (1)	For Cause ($)	Change in Control ($)	Death or Total Disability ($)

Dr. J. Joseph Kim
Severance pursuant to employment agreement		1,398,690	—	3,711,824	1,398,690	(2)
Non-equity incentive plan award (3)	—	914,444	457,222	914,444	457,222
Health coverage benefits	—	62,990	—	62,990	62,990	(2)
Unvested and accelerated equity awards	—	1,772,100	—	1,772,100	—
Total	—	4,148,224	457,222	6,461,358	1,918,902
Peter D. Kies
Severance pursuant to employment agreement	—	450,591	—	1,079,015	225,296	(2)
Non-equity incentive plan award (3)	—	177,833	177,833	177,833	177,833
Health coverage benefits	—	31,495	—	31,495	15,748	(2)
Unvested and accelerated equity awards	—	461,888	—	461,888	—
Total	—	1,121,807	177,833	1,750,231	418,877
Laurent M. Humeau
Severance pursuant to employment agreement	—	440,000	—	—	220,000	(2)
Non-equity incentive plan award (3)	—	165,760	165,760	—	165,760
Health coverage benefits	—	31,495	—	—	15,748	(2)
Unvested and accelerated equity awards	—	388,229	—	—	—
Total	—	1,025,484	165,760	—	401,508
Jacqueline E. Shea
Severance pursuant to employment agreement	—	440,000	—	—	220,000	(2)
Non-equity incentive plan award (3)	—	165,760	165,760	—	165,760
Health coverage benefits	—	31,495	—	—	15,748	(2)
Unvested and accelerated equity awards	—	165,000	—	—	—
Total	—	802,255	165,760	—	401,508
Mark L. Bagarazzi
Severance	—	450,625	—	—	—
Health coverage benefits	—	29,056	—	—	—
Unvested and accelerated equity awards	—	535,653	—	—	—
Total	—	1,015,334	—	—	—
(1) Also represents amount payable in the event of voluntary termination for good reason.
(2) Represents amounts payable only in the case of total disability; these amounts would not be payable in the event of death.
(3) Assumes named executive officer would have been entitled to receive amount described in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column, or in the case of Dr. Kim, two times that amount.

Equity Compensation Plan Information
The following table sets forth our equity compensation plan information as of December 31, 2019. All of our equity compensation plans have been approved by our security holders. Our 2007 Omnibus Incentive Plan was terminated on March 31, 2017 and the following table sets forth awards that remain outstanding under this plan.

Plan	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted- average exercise price of outstanding options and rights (b) (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (2)
Equity compensation plans approved by security holders:
2016 Omnibus Incentive Plan	6,567,672	$2.96	8,214,032
2007 Omnibus Incentive Plan	4,767,654	7.05	—
	11,335,326	$4.68	8,214,032
(1)    The calculation of the weighted-average exercise price of the outstanding options and rights includes 2,069,936 shares included in column (a) that are issuable upon the vesting of RSUs issued under the 2016 Omnibus Incentive Plan, as amended, which have no exercise price. Excluding the RSUs, the weighted-average exercise price of the outstanding options would be $5.72.
(2)    As of January 1, 2020, the number of securities available for future issuance under the 2016 Omnibus Incentive Plan, as amended, automatically increased by 2,000,000 pursuant to the “evergreen” provision of such plan.
Certain Relationships and Related Party Transactions
Except as described below, since January 1, 2019, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest. Under the charter of our Audit Committee, all related party transactions required to be disclosed under SEC Regulation S-K, Item 404, must be reviewed and approved by our Audit Committee after discussion with management of the business rationale for the transactions and whether appropriate disclosures have been made.
In August 2016, we incorporated a subsidiary, Geneos Therapeutics, Inc. ("Geneos"), to develop and commercialize neoantigen based personalized cancer therapies. In February 2019, we completed the spin-out of Geneos. In connection with the spin-out, on February 21, 2019, Geneos completed the initial closing of a preferred stock financing with outside investors, in which we participated. The terms of the stock purchase agreement include commitments for additional investments by us and the other investors upon the occurrence of a specified regulatory event, as well as an option to purchase additional preferred stock of Geneos upon the achievement of a specified milestone. Following the initial closing of the financing transaction, we continue to hold a majority of the outstanding equity, on an as-converted to common stock basis, of Geneos. Our ownership percentage of Geneos would decrease in the event of additional purchases of preferred stock of Geneos by the other investors under the terms of the stock purchase agreement.
While we leverage our SynCon® immunotherapy and CELLECTRA® technology to break tolerance and create cancer products targeting shared tumor specific antigens, Geneos focuses exclusively on leveraging our immunotherapy technology platform to advance the field of patient-specific neoantigen therapies for cancer. We believe that our clinically validated DNA-based platform is well suited for advancing individualized therapies due to its rapid product design and manufacturing benefits, ability to combine multiple neoantigens into formulations, and generation of potent killer T cell responses that are needed to drive clinical efficacy. We have exclusively licensed our SynCon® immunotherapy and CELLECTRA® technology platform to Geneos to be used in the field of personalized, neoantigen based therapy for cancer.
On February 21, 2019, Dr. Niranjan Y. Sardesai, who co-founded Geneos, resigned from his position as our Chief Operating Officer in order to dedicate all of his efforts to his position as Chief Executive Officer of Geneos, a position he held prior to the financing and spin-out.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and has further directed that the appointment of the independent registered public accounting firm be submitted for ratification by our stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, our Board is submitting the appointment of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.
The affirmative vote of the holders of a majority of the shares present or represented by proxy and voting at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP. Abstentions will be counted the same as if voted against the proposal.
The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2019 and 2018 by Ernst & Young LLP:

Year	Audit Fees	Tax Fees	Total Fees
2019	$1,242,325	$185,444	$1,427,769
2018	$955,422	$59,240	$1,014,662
Audit Fees. Audit fees consist of fees billed for professional services rendered in connection with the audit of our consolidated annual financial statements and internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports, as well as fees incurred for audit services that are normally provided by Ernst & Young LLP in connection with other regulatory filings or engagements.
Tax Fees. Tax fees include fees for services performed by the professional staff in the tax department of Ernst & Young LLP except for those tax services that could be classified as audit services. These include tax compliance and various tax consultation fees.
Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to our Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval. Our Audit Committee approved all "Audit Fees" and “Tax Fees” listed in the table above pursuant to its pre-approval policies and procedures.
Our Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020.

PROPOSAL NO. 3
NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION
At our 2017 Annual Meeting of Stockholders, our stockholders determined by a non-binding vote, the frequency with which the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote, will be submitted to our stockholders for approval. Even though the alternative for “three years” received the most votes, the Board has determined that we will submit the compensation of our named executive officers every year to our stockholders for approval, on a non-binding advisory basis. In accordance with the Board’s intention, we are providing our stockholders with the opportunity to vote, on a non-binding advisory basis, on the compensation of our named executive officers as disclosed in this Proxy Statement. At the 2020 Annual Meeting, our stockholders will vote whether to approve the following non-binding, advisory resolution on the approval of the compensation of the named executive officers:
“RESOLVED, that the stockholders of the Company approve the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement with respect to its 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the compensation disclosure and analysis, the compensation tables and the narrative disclosures that accompany those tables in the Company’s proxy statement for its 2020 annual meeting of stockholders.”
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers that is the subject of the foregoing resolution is the compensation disclosed in the sections titled “Compensation Discussion and Analysis,” “Executive Compensation,” “Summary Compensation Table,” “Grants of Plan-Based Awards,” “Options Exercised,” and “Outstanding Equity Awards at Fiscal Year End,” and the accompanying narrative disclosures. You are encouraged to carefully review these sections.
The section of this Proxy Statement titled “Compensation Discussion and Analysis” includes a detailed discussion of each of the following as it relates to our named executive officers:
• the objectives of our compensation programs;
• what our compensation programs are designed to reward;
• each element of compensation;
• why we choose to pay each element of compensation;
• how we determine the amount, and, where applicable, the formula, for each element to pay; and
• how each compensation element and our decisions regarding that element fit into our overall compensation objectives
We target executive compensation to be at the 50th percentile of a combination of our peer group and market studies.
Our Board unanimously recommends that you approve the foregoing resolution for the same reasons that we decided to provide this compensation to our named executive officers as articulated in the “Compensation Discussion and Analysis” section.
Vote Required; Effect of Vote
The approval of the resolution in this Proposal 3 requires the affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions could prevent the approval of Proposal 3 because they do not count as affirmative votes. Broker non-votes will not impact the approval of Proposal 3 because they do not represent shares eligible to be voted on the proposal.
The resolution that is the subject of this Proposal 3 is a non-binding, advisory resolution. Accordingly, the resolution will not have any binding legal effect regardless of whether it is approved or not and will not be construed as overruling a decision by us or our Board or to create or imply any change to the fiduciary duties of our Board or any additional fiduciary duties for us or our Board. Furthermore, because this non-binding, advisory resolution primarily relates to compensation of our named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit those decisions. However, our Compensation Committee does intend to take the results of the vote on this Proposal 3 into account in its future decisions regarding the compensation of our named executive officers.
Our Board of Directors unanimously recommends that you vote “FOR” the approval of this resolution under Proposal 3.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
Stockholders’ proposals, including proposals under Rule 14a-8 under the Exchange Act, intended to be presented at the next Annual Meeting of Stockholders to be held in 2021 must be received at our principal executive offices no later than December 1, 2020, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Proposals must comply with the proxy rules relating to stockholder proposals to be included in our proxy materials. Pursuant to our bylaws, stockholders who wish to submit a proposal for consideration at our 2021 Annual Meeting of Stockholders, including a nomination for director, must deliver a copy of their proposal no earlier than October 2, 2020 and no later than December 1, 2020, unless the date of the 2021 Annual Meeting of Stockholders has been advanced more than 30 days prior to, or delayed by more than 30 days after, the anniversary of the 2020 Annual Meeting of Stockholders, in which case the proposal must be received by us no later than the later of the 90th day prior to the 2021 Annual Meeting of Stockholders or the close of business on the 15th business day following the date on which the 2021 Annual Meeting of Stockholders is publicly announced. If the stockholder is not seeking inclusion of the proposal in our proxy statement, to be timely the notice must be delivered at least 90 days prior to the date of the 2021 Annual Meeting of Stockholders.
A director nomination proposal must include the information set forth in our bylaws and as described under “Director Nominations” above. In the case of other stockholder proposals other than with respect to stockholder proposals relating to director nomination(s), a stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and (ii) as to the stockholder giving the notice, the same information regarding the proposing stockholder and any Stockholder Associated Persons as set forth under our bylaws and as described under “Director Nominations” above.
Proposals should be delivered to Inovio Pharmaceuticals, Inc., 660 W. Germantown Pike, Suite 110, Plymouth Meeting, Pennsylvania 19462, Attn: Corporate Secretary. To avoid controversy and establish timely receipt, it is suggested that stockholders send their proposals by certified mail, return receipt requested. Otherwise, we may exercise discretionary voting with respect to such stockholder’s proposal pursuant to authority conferred on us by proxies to be solicited by our Board and delivered to us in connection with the meeting. You are also advised to review our bylaws, which may be requested in writing from our Secretary at the address above and which contain additional requirements about advance notice of stockholder proposals.
ANNUAL REPORT
We are mailing our Annual Report for the fiscal year ended December 31, 2019 to stockholders of record as of March 17, 2020. Our Annual Report does not constitute, and should not be considered, a part of this Proxy Statement.
A copy of our Annual Report will be furnished without charge upon receipt of a written request of any person who was a beneficial owner of our common stock on March 17, 2020. Requests should be directed to Inovio Pharmaceuticals, Inc., 660 W. Germantown Pike, Suite 110, Plymouth Meeting, Pennsylvania 19462; Attention: Investor Relations.

TRANSACTION OF OTHER BUSINESS
At the date of this Proxy Statement, the only business which our Board intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment. Your cooperation in giving this matter your immediate attention and returning your proxies will be appreciated.

By Order of the Board of Directors

J. Joseph Kim, Ph.D.
Chief Executive Officer

Dated: March 27, 2020
Plymouth Meeting, Pennsylvania

INOVIO PHARMACEUTICALS, INC. 660 W. Germantown Pike Suite 110 Plymouth Meeting, PA 19462
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M35098-Z55250 KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

INOVIO PHARMACEUTICALS, INC.

1. To elect the following directors to serve for a term ending upon the 2021 Annual Meeting of Stockholders and until their successors are elected and qualified.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

NOMINEES:	☐	☐	☐

01) J. Joseph Kim, Ph.D. 02) Simon X. Benito 03) Ann C. Miller, M.D. 04) Jay P. Shepard	05) David B. Weiner, Ph.D. 06) Wendy L. Yarno 07) Lota S. Zoth

					For	Against	Abstain

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.					☐	☐	☐
3. To approve, on a non-binding advisory basis, the resolution regarding compensation of our named executive officers described in the accompanying proxy statement.					☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.
The undersigned also acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.

Signature (PLEASE SIGN WITHIN BOX)		Date		Signature (Joint Owners)	Date

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2020 ANNUAL
MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2020:
Copies of the proxy statement and our 2019 Annual Report to stockholders are also available online at www.inovio.com.

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M35099-Z55250

INOVIO PHARMACEUTICALS, INC. PROXY ANNUAL MEETING OF STOCKHOLDERS OF INOVIO PHARMACEUTICALS, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Dr. J. Joseph Kim, President and Chief Executive Officer and a director of Inovio Pharmaceuticals, Inc., and Simon X. Benito, Chairman of the Board, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Inovio Pharmaceuticals, Inc. (including shares of Series C Cumulative Convertible Preferred Stock that are convertible into shares of common stock) held of record by the undersigned as of March 17, 2020 at the Annual Meeting of Stockholders to be held on May 14, 2020, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL NO. 1 AND FOR PROPOSAL NOS. 2 AND 3. THE UNDERSIGNED STOCKHOLDER MAY REVOKE THIS PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERING TO THE CORPORATE SECRETARY OF INOVIO EITHER A WRITTEN REVOCATION OF THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY APPEARING AT THE ANNUAL MEETING AND VOTING IN PERSON. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS LISTED IN PROPOSAL NO. 1 AND “FOR” PROPOSAL NOS. 2 AND 3. IF YOU ARE VOTING BY MAIL, PLEASE MARK, SIGN, DATE, AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)